Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement, dated as of March 17, 2016 (this “Agreement”), is among:

(i)            Venoco, Inc. (“Venoco”), Denver Parent Corporation (“HoldCo”), Ellwood Pipeline, Inc., TexCal Energy (LP) LLC, Whittier Pipeline Corporation, TexCal Energy (GP) LLC and TexCal Energy South Texas, L.P. (each, a “Debtor” and, collectively, the “Debtors”);

(ii)           each of the beneficial holders identified on the signature pages hereto or that becomes a party to this Agreement by executing and delivering a Transferee Joinder (as defined below) (in such capacity, the “Consenting First Lien Noteholders”) of outstanding notes issued pursuant to the Indenture, dated as of April 2, 2015 (the “First Lien Notes Indenture”), for the issuance of 12.00% Senior Notes due 2019 among Venoco, as issuer, the other Guarantors party thereto, and U.S. Bank National Association (“U.S. Bank”), as indenture trustee (the “First Lien Notes”); and

(iii)          each of the beneficial holders identified on the signature pages hereto or that becomes a party to this Agreement by executing and delivering a Transferee Joinder (in such capacity, the “Consenting Second Lien Noteholders” and, together with the Consenting First Lien Noteholders, the “Restructuring Support Parties”) of outstanding notes issued pursuant to the Indenture, dated as of April 2, 2015 (the “Second Lien Notes Indenture”), for the issuance of 8.875% Senior Notes due 2019 among Venoco, as issuer, the other Guarantors party thereto, and U.S. Bank, as indenture trustee (the “Second Lien Notes” and, together with the First Lien Notes, the “Notes”). This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party”.

RECITALS

A.            The Parties have agreed to implement a chapter 11 restructuring transaction for the Debtors pursuant to the chapter 11 plan attached hereto as Exhibit A (as it may be amended or modified in accordance with Section 25 hereof, the “Plan”) and the divestment letter agreement attached hereto as Exhibit B (as it may be amended or modified in accordance with Section 25 hereof, the “Divestment Letter Agreement”), and subject to the terms and conditions set forth in this Agreement, the Plan and the Divestment Letter Agreement (such restructuring transaction, the “Restructuring Transaction”).

B.            The Plan and the Divestment Letter Agreement, which are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, are the product of arm’s-length, good faith negotiations among the Parties and their respective professionals. In the event of any inconsistency between the terms of this Agreement, the Divestment Letter Agreement and the Plan, the Plan shall control and govern.

C.            The Debtors have agreed to commence voluntary reorganization cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (as amended, the “Bankruptcy Code”) for the Debtors (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effectuate the

Restructuring Transaction, which will be implemented pursuant the Definitive Documentation (as defined below).

THEREFORE, each of the Parties hereby agrees as follows:

AGREEMENT

1.             RSA Effective Date; Time of the Essence. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (a) each Debtor; (b) Consenting First Lien Noteholders holding, in aggregate, at least two-thirds (66.67%) in principal amount outstanding of the First Lien Notes; and (c) Consenting Second Lien Noteholders holding, in aggregate, at least two-thirds (66.67%) in principal amount outstanding of the Second Lien Notes. Notwithstanding any proposed deadlines in relation to the Restructuring Transaction, the Parties (i) acknowledge and agree that time is of the essence and (ii) intend to complete the Restructuring Transaction as expeditiously as possible.

2.             Definitive Documentation. The definitive documents and agreements (the “Definitive Documentation”) governing the Restructuring Transaction shall include every order entered by the Bankruptcy Court, and every pleading, motion, proposed order, or document filed by the Debtors, for so long as this Agreement has not been terminated in accordance with the terms hereof, related to the Restructuring Transaction including, without limitation:

(a)                                 the motion authorizing the assumption of or the Debtors’ entry into this Agreement (the “RSA Approval Motion”);

(b)                                 the order of the Bankruptcy Court approving the RSA Approval Motion (the “RSA Approval Order”);

(c)                                  any “first day” motions (the “First Day Motions”);

(d)                                 the order approving the DIP Motion (as defined below) on an interim basis (the “Interim DIP Order”) and on a final basis (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) approving the DIP Loan Documentation (as defined in the Plan) and/or regarding the use of cash collateral;

(e)                                  the Plan (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto) and the confirmation order with respect to the Plan (the “Confirmation Order”);

(f)                                   the disclosure statement for the Plan prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and other applicable law, and all exhibits, schedules, supplements, modifications and amendments thereto (the “Disclosure Statement”);

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(g)                                  the order of the Bankruptcy Court approving the Disclosure Statement and the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (the “Disclosure Statement Order”);

(h)                                 the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”);

(i)                                     any documents or agreements in connection with any exit facility (if any);

(j)                                    any documents or agreements in connection with the governance of HoldCo following the conclusion of the Chapter 11 Cases (“Reorganized HoldCo”), including any shareholders’ agreements and certificates of incorporation;

(k)                                 the Divestment Letter Agreement and any other documents or agreements related to the LLA Override (as defined in the Plan);

(l)                                     any documents or agreements related to the Management Incentive Plan (as defined in the Plan).

(m)                             any documents or agreements related to the New Warrants (as defined in the Plan);

(n)                                 any documents or agreements related to the New Common Stock (as defined in the Plan); and

(o)                                 any documents or agreements related to the Employment Agreement (as defined in the Plan) and the ongoing employment of Timothy M. Marquez by Reorganized HoldCo.

Certain of the Definitive Documentation identified in this Section 2 remains subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement. Any document that is included within the definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to the Debtors and the Requisite Majority Consenting Noteholders (as defined below); provided that the economic and adequate protection provisions of the DIP Orders shall be in form and substance acceptable to the Debtors and the Restructuring Support Parties identified on the signature pages hereto as of the date hereof (the “Initial Restructuring Support Parties”) for so long as such Initial Restructuring Support Parties hold at least 85% of the First Lien Notes and at least 85% of the Second Lien Notes. Venoco acknowledges and agrees that it will provide advance draft copies of all Definitive Documentation, as soon as reasonably practicable prior to filing, to counsel to the Restructuring Support Parties identified in Section 23 hereof.

3.             Requisite Majority Consenting Noteholders. Unless expressly provided otherwise, with respect to all terms and provisions of this Agreement and/or the Definitive Documentation,

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such terms and provisions, including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to:

(a)                                 the Consenting First Lien Noteholders holding a majority of the First Lien Notes held in the aggregate by the Consenting First Lien Noteholders as of the RSA Effective Date (the “Requisite Majority Consenting First Lien Noteholders”); and

(b)                                 the Consenting Second Lien Noteholders holding a majority of the Second Lien Notes held in the aggregate by the Consenting Second Lien Noteholders as of the RSA Effective Date (the “Requisite Majority Consenting Second Lien Noteholders” and, together with the Requisite Majority Consenting First Lien Noteholders, the “Requisite Majority Consenting Noteholders”).

4.             Milestones. The following milestones (the “Milestones”) shall apply to this Agreement:

(a)                                 no later than 7 days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order, in the form attached hereto as Exhibit C, with only such modifications as have been otherwise consented to in writing by the Debtors and the Restructuring Support Parties;

(b)                                 no later than 45 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order (as defined in the Plan);

(c)                                  no later than 60 days after the Petition Date, the Bankruptcy Court shall have entered the RSA Approval Order;

(d)                                 no later than 90 days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(e)                                  no later than 150 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (the date of entry of the Confirmation Order, the “Confirmation Date”); and

(f)                                   no later than 14 days following the Confirmation Date, the Effective Date (as defined in the Plan) shall have occurred.

The Debtors may extend a Milestone with the express prior written consent of the Requisite Majority Consenting Noteholders.

5.             Agreements of the Restructuring Support Parties.

(a)                                 Support of Restructuring Transaction. Each Restructuring Support Party (severally and not jointly), as the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind

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any claims held by it, from the RSA Effective Date and for so long as this Agreement has not been terminated in accordance with the terms hereof by or as to a Restructuring Support Party, unless otherwise consented to in writing by the Debtors and the Requisite Majority Consenting Noteholders, shall:

(i)                                     (A) vote all of its claims against the Debtors now or hereafter owned by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, upon receipt of the Disclosure Statement and Solicitation Materials approved by the Bankruptcy Court; (B) timely return a duly-executed ballot in connection therewith; and (C) not “opt out” of any releases under the Plan;

(ii)                                  not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan; provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Restructuring Support Party at any time if this Agreement is terminated with respect to such Restructuring Support Party (it being understood by the Parties that any modification of the Plan that results in a termination of this Agreement pursuant to Section 7 hereof shall entitle such Restructuring Support Party an opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso);

(iii)                               not object to, delay, impede, or take any other action to interfere with the Restructuring Transaction, or propose, file, support, or vote for any restructuring, workout, or chapter 11 plan for the Debtors other than the Restructuring Transaction and the Plan; and

(iv)                              not take any other action that is materially inconsistent with its obligations under this Agreement.

(b)                                 Rights of Restructuring Support Parties Unaffected. Nothing contained herein shall limit (i) the rights of the Restructuring Support Parties to take or not take, or direct U.S. Bank under the First Lien Notes Indenture or the Second Lien Notes Indenture, as applicable, to take or not take, any action relating to the maintenance, protection or preservation of their security interests in and liens on collateral under the First Lien Notes Indenture and related security documents or the Second Lien Notes Indenture and related security documents, as applicable; (ii) the rights of a Restructuring Support Party under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in

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interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Restructuring Support Party’s obligations hereunder; (iii) the ability of a Restructuring Support Party to purchase, sell or enter into any transactions in connection with the Notes, subject to the terms hereof; (iv) any right of any Restructuring Support Party under (x) the First Lien Notes Indenture or the Second Lien Notes Indenture, or constitute a waiver or amendment of any provision of the First Lien Notes Indenture or the Second Lien Notes Indenture, as applicable, and (y) any other applicable agreement, instrument or document that gives rise to a Restructuring Support Party’s claims or interests, or constitute a waiver or amendment of any provision of any such agreement, instrument or document; (v) the ability of a Restructuring Support Party to consult with other Restructuring Support Parties or the Debtors; or (vi) the ability of a Restructuring Support Party to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documentation.

(c)                                  Transfers of Notes. Each Restructuring Support Party shall not, from the RSA Effective Date and for so long as this Agreement has not been terminated in accordance with the terms hereof, (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any Notes, in whole or in part, or (ii) deposit any such Notes into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Restructuring Support Party making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Restructuring Support Party or any other entity that first agrees in writing to be bound by the terms of this Agreement (the “Transferee”) by executing and delivering to Venoco and its counsel a Transferee Joinder substantially in the form attached hereto as Exhibit D (the “Transferee Joinder”). Upon consummation of a Transfer in accordance herewith, a transferee is deemed to make all of the representations, warranties, and covenants of a Restructuring Support Party, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 5(c) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Restructuring Support Party, and shall not create any obligation or liability of any Debtor or any other Restructuring Support Party to the purported transferee. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 5(c) shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or

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broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

(d)                                 Qualified Market Maker. Notwithstanding anything herein to the contrary, any Restructuring Support Party may Transfer any of its claims and interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Restructuring Support Party; provided, however, that the Qualified Marketmaker subsequently Transfers all right, title and interest in such claims and interests to a Transferee that is or becomes a Restructuring Support Party as provided above, and the Transfer documentation between the transferring Restructuring Support Party and such Qualified Marketmaker shall contain a requirement that provides as such (the transferring Restructuring Support Party shall use commercially reasonable efforts to allow the Debtors to be an explicit third party beneficiary of such requirement). Notwithstanding the foregoing, if, at the time of the proposed Transfer of such claims and interests to the Qualified Marketmaker, such claims and interests (x) may be voted on the Plan, the proposed transferor Restructuring Support Party must first vote such claims and interests in accordance with the requirements of Section 5(a), or (y) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not Transfer such claims and interests to a subsequent Transferee prior to the fifth (5th) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Restructuring Support Party with respect to such claims and interests in accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Restructuring Support Party with respect to such claims and interests at such time that the Transferee of such claims and interests becomes a Restructuring Support Party with respect to such claims and interests). For these purposes, “Qualified Marketmaker” means an entity that (X) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers claims and interests, or enter with customers into long and/or short positions in claims and interests, in its capacity as a dealer or market maker in such claims and interests; and (Y) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

6.             Commitment of the Debtors. Each Debtor, jointly and severally, agrees, from the RSA Effective Date and for so long as this Agreement has not been terminated in accordance with the terms hereof, unless otherwise consented to in writing by the Requisite Majority Consenting Noteholders, that the Debtors shall:

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(a)                                 (i) do all things necessary and proper to seek approval of the Plan and to complete the Restructuring Transaction, (ii) prosecute and defend any appeals relating to the Confirmation Order, (iii) negotiate in good faith all Definitive Documentation and take any and all necessary and appropriate actions in furtherance of this Agreement, and (iv) comply with each Milestone set forth in this Agreement;

(b)                                 not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is inconsistent with this Agreement;

(c)                                  not file or seek authority to file any pleading inconsistent with the Restructuring Transaction or the terms of this Agreement;

(d)                                 timely file a formal objection to any motion filed with the Bankruptcy Court by any individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association (each, a “Person”) seeking the entry of an order (1) directing the appointment of an examiner with expanded powers or a trustee, (2) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (3) dismissing the Chapter 11 Cases or (4) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(e)                                  timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(f)                                   timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Loan Documents (or motion filed by such Person that seeks to interfere with the DIP Loan Documents) or the use of cash collateral or with respect to any of the adequate protection granted to the Restructuring Support Parties pursuant to the DIP Orders or otherwise;

(g)                                  conduct their business only in the ordinary course in a manner that is consistent with past practices, and use commercially reasonable efforts to preserve intact their business organization and (subject to such modifications and changes as may be made by the Debtor in its reasonable and prudent business judgment that do not have an adverse effect in any material respect on the Debtor) relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees;

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(h)                                 provide to the Restructuring Support Parties’ advisors, and direct their employees, officers, advisors and other representatives to provide the Restructuring Support Parties’ advisors, (1) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books, records and facilities, (2) reasonable access to the management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (3) timely and reasonable responses to all reasonable diligence requests, and (4) information with respect to all material executory contracts and unexpired leases of the Debtors;

(i)                                     pay the reasonable and documented fees and expenses of the DIP Lenders and the Restructuring Support Parties in the manner, and to the extent, provided for in the DIP Orders;

(j)                                    comply in all material respects with the covenants and other obligations of the Debtors contained in the DIP Loan Documents (subject to any amendments and/or waivers to such covenants and other obligations that may be provided by the requisite DIP Lenders (as defined in the Plan)) and with the obligations of the Debtors contained in the DIP Orders, including, without limitation, the obligation to make adequate protection payments to the Prepetition Secured Parties (as defined in the DIP Orders);

(k)                                 promptly notify the Restructuring Support Parties of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened); and

(l)                                     use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring Transaction or the approval by the Bankruptcy Court of the Definitive Documentation.

7.             Restructuring Support Party Termination Events. The Restructuring Support Parties shall have the right, but not the obligation, upon five (5) business days advance written notice to the other Parties, to terminate the obligations of the affected Restructuring Support Parties under this Agreement upon the occurrence of any of the following events unless (i) to the extent curable, such event has been cured by the applicable Debtor(s) during such five business day notice period, or (ii) such event is waived, in writing, by the Requisite Majority Consenting Noteholders on a prospective or retroactive basis (each, a “Restructuring Support Party Termination Event”):

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(a)                                 the failure to meet any of the Milestones unless such Milestone is extended by the Requisite Majority Consenting Noteholders in accordance with Section 4 hereof;

(b)                                 the failure by the Debtors to comply with the DIP Orders, including, without limitation, failure to make adequate protection payments to the Prepetition Secured Parties when due;

(c)                                  the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(d)                                 any Debtor moves for conversion of one or more of the Chapter 11 cases to a case under chapter 7 of the Bankruptcy Code;

(e)                                  the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(f)                                   any Debtor moves for the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(g)                                  any Debtor amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is inconsistent with this Agreement;

(h)                                 any Debtor files or announces that it will file or joins in or supports any plan of reorganization other than the Plan, without the prior written consent of the Requisite Majority Consenting Noteholders;

(i)                                     any Debtor files any motion or application seeking authority to sell all or a material portion of its assets, without the prior written consent of the Requisite Majority Consenting Noteholders;

(j)                                    the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, frustrate the purpose of this Agreement; provided, however, that the Debtors shall have five (5) business days after issuance of such ruling or order to seek relief that would allow consummation of the Restructuring Transaction in a manner that (i) does not prevent or diminish in any way compliance with the terms of this Agreement and (ii) is acceptable to the Requisite Majority Consenting Noteholders;

(k)                                 any Debtor files any motion seeking authority to use cash collateral or authority to enter into post-petition financing that is not in the form of the Final DIP Order or any other order of the Bankruptcy Court regarding the

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use of cash collateral, without the prior written consent of the Requisite Majority Consenting Noteholders;

(l)                                     a breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Debtors that are included in the Plan but not in this Agreement are to be considered “covenants” of the Debtors, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan to be re-copied in this Agreement);

(m)                             any Debtor terminates its obligations under and in accordance with this Agreement;

(n)                                 the Bankruptcy Court enters an order in the Chapter 11 Cases terminating the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(o)                                 the Bankruptcy Court denies entry of the RSA Approval Order;

(p)                                 the failure of any “Definitive Documentation” to comply with Section 2 hereof;

(q)                                 the occurrence of (1) an “Event of Default” under the DIP Loan Documents (that is not otherwise cured or waived in accordance with the terms thereof) or (2) an acceleration of the obligations or termination of commitments under the DIP Loan Documents;

(r)                                    the Bankruptcy Court enters an order vacating, amending, terminating, extending or modifying any interim or final order regarding the use of cash collateral without the consent of the Restructuring Support Parties;

(s)                                   the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $1,000,000;

(t)                                    the Bankruptcy Court enters an order disallowing, subordinating or recharacterizing claims or interests held by any Restructuring Support Party arising under the First Lien Notes Indenture or the Second Lien Notes Indenture or in respect of the Notes; or

(u)                                 the occurrence of any other material breach of this Agreement or the Plan not otherwise covered in this Section 7 by any Debtor.

8.             The Debtors’ Termination Events. Each Debtor shall have the right, but not the obligation, upon five (5) business days advance written notice to the Restructuring Support Parties, to terminate its obligations under this Agreement upon the occurrence of any of the

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following events unless (i) to the extent curable, such event has been cured by the applicable Restructuring Support Party during such five business day notice period, or (ii) such event is waived, in writing, by the Debtors on a prospective or retroactive basis (each a “Debtor Termination Event,” and together with the Restructuring Support Party Termination Events, the “Termination Events”):

(a)                                 a breach by a Restructuring Support Party of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement (including the Plan and/or the Divestment Letter) that could reasonably be expected to have a material adverse impact on the Restructuring Transaction or the consummation of the Restructuring Transaction;

(b)                                 the occurrence of a breach of this Agreement by any Restructuring Support Party that has the effect of materially impairing the Debtors’ ability to effectuate the Restructuring Transaction;

(c)                                  the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring Transaction; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement; or

(d)                                 the Restructuring Support Parties terminate their obligations under and in accordance with Section 7 hereof.

9.             Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement among each Debtor and the Requisite Majority Consenting Noteholders. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically (i) upon the occurrence of the Effective Date or (ii) on the date twelve (12) months after the Petition Date (the “Outside Date”).

10.          Effect of Termination. Upon the termination of this Agreement in accordance with Sections 7, 8 or 9 and except as provided in Section 14 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Indenture and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Notwithstanding anything to the contrary herein, any of the Termination Events may

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be waived in accordance with the procedures established in this Agreement  in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Agreement at a time when permission of the Bankruptcy Court shall be required for a Party to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Debtors shall not oppose any attempt by such Party to change or withdraw (or cause to change or withdraw) such vote at such time.

11.          No Violation of Automatic Stay. The Requisite Majority Consenting Noteholders are authorized to take any steps necessary to effectuate the termination of this Agreement, as applicable, including the sending of any applicable notices to the Debtors, notwithstanding section 362 of the Bankruptcy Code or any other applicable law (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Requisite Majority Consenting Noteholders.

12.          Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Restructuring Support Parties will not be solicited until such Parties have received the Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code.

13.          Representations and Warranties.

(a)                                 Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that as of the date hereof:

(i)                                     it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)                               the execution, delivery and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, or bylaws, or other organizational documents;

(iv)                              it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult

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with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(v)                                 it either (1) is the sole legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of claims and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; and

(vi)                              to the best of its knowledge (without requiring any diligence or further investigation), it has no agreement, understanding, or other arrangement (whether oral, written, or otherwise) with any other Restructuring Support Party regarding the transfer or sale of all or a material portion of the Debtors’ consolidated assets to any party whatsoever.

(b)                                 Each Debtor hereby represents and warrants on a joint and several basis as of the date hereof:

(i)                                     it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part, including approval of each of the independent director(s) or manager(s), as applicable, of each Debtor;

(iii)                               the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring Transaction through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

14

(iv)                              the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transaction;

(v)                                 subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vi)                              it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Plan, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

14.          Survival of Agreement. Notwithstanding the termination of this Agreement pursuant to Sections 7, 8 or 9 hereof, the agreements and obligations of the Parties in this Section 14 and Sections 10, 11, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26 and 28 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15.          Fiduciary Duties. Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Debtors or any directors or officers of the Debtors to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under applicable law, and (ii) to the extent that such fiduciary obligations require the Debtors or any directors or officers of the Debtors to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Sections 7, 8, and 9 hereof.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Debtors or any directors or officers of the Debtors.

15

16.          Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

17.          Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

18.          Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the District of Delaware, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

19.          Representation by Counsel. Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the Restructuring Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

20.          Waiver of Right to Trial by Jury. Each of the Parties waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

21.          Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

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22.          No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

23.          Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)                                 If to any Debtor:

Venoco, Inc.

Attn: Brian E. Donovan, General Counsel

370 17th Street, Suite 3900

Denver, Colorado 80202-1370

Facsimile: (303) 626-8315

Email: be.donovan@venocoinc.com

With a copy to:

Bracewell LLP

Attn: Robert G. Burns, Robin J. Miles

1251 Avenue of Americas, 49th Floor

New York, New York 10020-1104

Facsimile: (800) 404-3970

Robert.Burns@bracewelllaw.com

Robin.Miles@bracewelllaw.com

(b)                                 If to the Consenting First Lien Noteholders:

Davis Polk & Wardwell LLP

Attn: Damian S. Schaible, Darren S. Klein

450 Lexington Avenue

New York, NY 10017

Fax: (212) 701-5580

Email: damian.schaible@davispolk.com

Email: darren.klein@davispolk.com

(c)                                  If to the Consenting Second Lien Noteholders:

Davis Polk & Wardwell LLP

Attn: Damian S. Schaible, Darren S. Klein

450 Lexington Avenue

New York, NY 10017

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Fax: (212) 701-5580

Email: damian.schaible@davispolk.com

Email: darren.klein@davispolk.com

24.          Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

25.          Amendments. This Agreement, the Plan and the other Definitive Documents may not be modified, amended, or supplemented without the prior written consent of the Debtors and the Requisite Majority Consenting Noteholders; provided that (i) the economic and adequate protection provisions of the DIP Orders may not be modified, amended, or supplemented without the prior written consent of the Initial Restructuring Support Parties for so long as such Initial Restructuring Support Parties hold at least 85% of the First Lien Notes and at least 85% of the Second Lien Notes and (ii) any modification of, or amendment or supplement to, this Section 25 or the definitions of Consenting First Lien Noteholders, Consenting Second Lien Noteholders, Restructuring Support Parties, Initial Restructuring Support Parties, Requisite Majority Consenting First Lien Noteholders, Requisite Majority Consenting Second Lien Noteholders, or Requisite Majority Consenting Noteholders shall require the written consent of all of the Parties.

26.          Reservation of Rights.

(a)                                 Except as expressly provided in this Agreement or the Plan, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties.

(b)                                 If the Plan is not consummated in the manner set forth, and on the timeline set forth in this Agreement and the Plan, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

(c)                                  The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, the Plan, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall

18

not be admissible into evidence in any proceeding, or used by any party for any reason whatsoever, including in any proceeding, other than a proceeding to enforce its terms.

27.          Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

28.          Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that in connection with the Chapter 11 Cases, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein without the express written consent of the other Parties but may not disclose, and shall redact the holdings information of every Party to this Agreement as of the date hereof and at any time hereafter. In addition, each Party to this Agreement shall have the right, at any time, to know the identities and holdings information of every other Party to this Agreement, but must keep such information confidential and may not disclose such information to any person except as may be compelled by a court of competent jurisdiction.

29.          Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

30.          Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

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Debtor Signature Page

VENOCO, INC.

DENVER PARENT CORPORATION

ELLWOOD PIPELINE, INC.

WHITTIER PIPELINE CORPORATION

TEXCAL ENERGY (GP) LLC

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer

TEXCAL ENERGY (LP) LLC

By: VENOCO, INC., its Manager

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer

TEXCAL ENERGY SOUTH TEXAS, L.P.

By: TEXCAL ENERGY (GP) LLC, as general partner

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer

[DEBTOR SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Consenting Noteholder Signature Page

[Name of Noteholder]

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

Holdings: $ of First Lien Notes

Holdings: $ of Second Lien Notes

Holdings: $ of Other Debt

[CONSENTING NOTEHOLDER SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re Venoco, Inc., et al., Debtors.(1)	Chapter 11 Case No. 16-[ ] ( ) (Joint Administration Requested)

JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

BRACEWELL LLP

Robert G. Burns (pro hac vice pending)
Robin J. Miles (pro hac vice pending)
1251 Avenue of Americas, 49th Floor
New York, New York 10020-1104
Telephone: (212) 508-6100
Facsimile: (800) 404-3970
Robert.Burns@bracewelllaw.com
Robin.Miles@bracewelllaw.com

-and-

Mark E. Dendinger (pro hac vice pending)
CityPlace I, 34th Floor
185 Asylum Street
Hartford, Connecticut 06103
Telephone: (860) 947-9000
Facsimile: (800) 404-3970
Mark.Dendinger@bracewelllaw.com

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Robert J. Dehney (No. 3578)
Andrew R. Remming (No. 5120)
Erin R. Fay (No. 5268)
1201 North Market Street, 16th Floor
P.O. Box 1347
Wilmington, Delaware 19899
Telephone: (302) 658-9200
Facsimile: (302) 658-3989
rdehney@mnat.com
aremming@mnat.com
efay@mnat.com

Proposed Counsel for Debtors and Debtors in Possession

Dated: March 17, 2016

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtors’ federal tax identification number, are: Venoco, Inc. (5555); Denver Parent Corporation (1005); TexCal Energy (LP) LLC (0806); Whittier Pipeline Corporation (1560); TexCal Energy (GP) LLC (0808); Ellwood Pipeline, Inc. (5631); and TexCal Energy South Texas, L.P. (0812). The Debtors’ main corporate and mailing address for purposes of these chapter 11 cases is: Venoco, Inc., 370 17th Street, Suite 3900, Denver, CO 80202-1370.

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

Venoco, Inc., Denver Parent Corporation, TexCal Energy (LP) LLC, Whittier Pipeline Corporation, TexCal Energy (GP) LLC, Ellwood Pipeline, Inc., and TexCal Energy South Texas, L.P. (each a “Debtor” and collectively, the “Debtors”) hereby respectfully propose the following joint plan of reorganization. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters. There are other agreements and documents, which have been or will be filed with the Bankruptcy Court that are referenced in this Plan or the Disclosure Statement as exhibits, the Plan Supplement or otherwise. All such agreements, documents, exhibits and the Plan Supplement are incorporated into and are made a part herein as if fully set forth herein.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING ON THIS PLAN.

ARTICLE I
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND OTHER REFERENCES

Section 1.01.        Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in this Plan:

“8.875% Senior Notes” means those 8.875% senior unsecured notes due in February 2019 issued by Venoco under the indenture dated as of February 15, 2011, among Venoco, the Guarantors, and Wilmington Savings Fund Society, FSB, as replacement trustee.

“Administrative Claim” means a Claim under section 503(b) of the Bankruptcy Code, and referred to in section 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) Claim(s) under section 503(b)(9) of the Bankruptcy Code, (b) any actual and necessary costs and expenses of preserving the Estate(s), (c) any actual and necessary costs and expenses of operating the Debtors’ businesses after the Petition Date, (d) all Professional Claims, (e) any fees or charges assessed against the Estates under section 1930 of chapter 123 of title 28 of the United States Code, (f) all postpetition taxes of the Debtors, (g) the DIP Facility Claims, (h) the DIP Backstop Fee Claims and (i) all other Claim(s) entitled to administrative expense status pursuant to a Final Order of the Bankruptcy Court, including any claims under section 507(b) of the Bankruptcy Code, in each case relating to the period from the Petition Date through and including the Effective Date but not beyond (but excluding any Intercompany Claims); provided, however, that the DIP Facility Claims and the DIP Backstop Fee Claims are superpriority administrative claims under the Final DIP Order pursuant to section 364(c)(1) of the Bankruptcy Code.

“Administrative Claims Bar Date” means the first Business Day that is thirty (30) days after the Effective Date (or such date(s) otherwise ordered by the Bankruptcy Court) for Administrative Claims arising on the Petition Date through and including the Effective Date. For the avoidance of doubt, holders of the DIP Facility Claims, DIP Backstop Fee Claims and Professional Claims shall not be subject to the Administrative Claims Bar Date.

“Affiliate” (and, with a correlative meaning “affiliated”) means, with respect to any Person, any Person who would be an “affiliate” pursuant to section 101(2) of the Bankruptcy Code, as well as any direct or indirect subsidiary of such Person, and any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Allowed” means, a Claim or Equity Interest, or applicable portion thereof, (a) that has been listed in the Schedules (and thereafter continues to be listed in any subsequently filed amended versions of such Schedules) as liquidated in amount and not Disputed or contingent and for which no contrary Proof of Claim or proof of Equity Interest has been filed, (b) where a Proof of Claim or proof of Equity Interest was timely and properly filed by the applicable deadline under the Bar Date Order as to which (i) such Claim or Equity Interest is not Disputed, or (ii) an objection has been interposed and such Claim or Equity Interest has been allowed, in whole or in part, by a Final Order and/or by the agreement of the holder of such Claim or Equity Interest, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other, or (c) that has been allowed under the Final DIP Order, any other Final Order, or the Plan whether or not such Claim or Equity Interest was scheduled or is the subject of a filed Proof of Claim or proof of Equity Interest; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder. Unless otherwise specified herein or pursuant to a Final Order of the Bankruptcy Court, “Allowed” shall not include interest, fees, or charges for the period on and after the Petition Date. When used in this Plan or Disclosure Statement with respect to the timing of distributions, “Allowed” means on the date a Claim or Equity Interest has been allowed or as soon as reasonably practicable thereafter.

“Assets” means all tangible and intangible assets of every kind and nature of the Debtors and their respective Estates, including, without limitation, all Causes of Action (except those released by this Plan, the Final DIP Order, the Confirmation Order or other Final Order) and all proceeds thereof, existing as of the Effective Date.

“Assumed Contract Schedule” is defined in Section 6.01 of this Plan.

“Assumption Dispute” is defined in Section 6.02 of this Plan.

“Avoidance Actions” means any and all Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under Chapter 5 of the Bankruptcy Code, including under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code, or similar avoidance or fraudulent transfer actions under applicable non-bankruptcy law.

“Backstoppers” means those certain DIP Lenders that have agreed to backstop the loans available to the Debtors pursuant to, and in accordance with, the DIP Credit Agreement up to their respective commitment amounts.  For the avoidance of doubt, unless expressly specified otherwise, the term “DIP Lenders” shall include the Backstoppers.

“Ballot” means each of the ballots distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject Plan and on which such holder is to indicate, among other things, acceptance or rejection of the Plan.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means: (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code; (b) the applicable Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court; and (c) any general or specific chamber rules or procedures, or standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, and each of the foregoing together with all amendments and modifications thereto that are subsequently made and as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

“Bar Date(s)” means the applicable date(s) designated by the Bankruptcy Court as the last date for filing Proofs of Claims in these Chapter 11 Cases

“Bar Date Order” means that order entered [•], 2016 setting the applicable Bar Dates for: (a) Claims that arose against the Debtors prior to the Petition Date; (b) Claims of governmental units that arose against the Debtors prior to the Petition Date; (c) Claims related to orders rejecting certain executory contracts and unexpired leases; and (d) Claims arising from amendments (if any) to the Debtors’ Schedules.

“Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

“Cash” means the legal tender of the U.S. or the equivalent thereof, including bank deposits and checks.

“Causes of Action” means any and all claims, actions, causes of action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims of the Debtors and their Estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, Disputed or undisputed, against any Entity, based in law or equity, including under the

Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order, unless otherwise waived or released pursuant to this Plan, the Confirmation Order, the Final DIP Order, any other Final Order or by the Debtors. For the avoidance of doubt, on the Effective Date of the Plan any and all Avoidance Actions relating to the Debtors shall be deemed waived and released pursuant to Section 5.10 5.14 of this Plan.

“Certificate” means any instrument evidencing a Claim or an Equity Interest.

“Chapter 11 Case(s)” means the chapter 11 cases of the Debtors pending before the Bankruptcy Court as Case Nos. [•], jointly administered for procedural purposes only under the lead Case No. [•].

“Claim” means any “claim” against the Debtors as set forth in section 101(5) of the Bankruptcy Code.

“Claims and Solicitation Agent” means BMC Group.

“Claims Objection Deadline” means the last day for filing objections to Claims, other than Administrative Claims and Professional Claims, which day shall be: (a) the later of (i) ninety (90) days after the Effective Date or (ii) ninety (90) days after the filing of a Proof of Claim for, or request for payment of, such Claim; or (b) such other date as the Bankruptcy Court may order. The filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the then-current Claims Objection Deadline (as previously extended, if applicable) or thirty (30) days after the Bankruptcy Court’s entry of an order denying the motion to extend the Claims Objection Deadline.

“Claims Register” means the official register of Claims maintained by the Claims and Solicitation Agent.

“Class” means a category of holders of Claims or Equity Interests under section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Estate subject to a Lien, not otherwise subject to avoidance under the Bankruptcy Code, to secure the payment or performance of a Claim.

“Confirmation” or “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court, regarding the Confirmation of this Plan, under section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance acceptable to the Requisite Majority Consenting Noteholders.

“Consummation” means the occurrence of the Effective Date.

“Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

“Cure Cost Objection Deadline” is defined in Section 6.02 of this Plan.

“Cure Costs” means any and all amounts, costs or expenses that must be paid or actions that must be performed pursuant to sections 365 and 1123 of the Bankruptcy Code in connection with the assumption and/or assignment of each of the Executory Contracts and Unexpired Leases pursuant to the Confirmation Order.

“Debtors” means, collectively, DPC, Venoco, Ellwood Pipeline and the Guarantors.

“Delaware Litigation” means all claims alleged in the matter “In re Venoco, Inc. Shareholder Litigation” Consolidated Case C.A. 6825-VCG, currently pending before the Court of Chancery for the State of Delaware.

“Delaware Litigation Settlement Agreement” means the Settlement Agreement dated [•] between the parties to the Delaware Litigation.

“DIP Agent” means Wilmington Trust Company.

“DIP Backstop Fee” means the irrevocable fee granted to the Backstoppers under the DIP Loan Documents and the DIP Orders in the aggregate amount of 10% of the New Common Stock issued on the Effective Date.  The DIP Backstop Fee is an Allowed Administrative Claim.

“DIP Backstop Fee Claims” means the Allowed Administrative Claims held by each Backstopper arising under or related to the DIP Credit Agreement on account of the DIP Backstop Fee.

“DIP Credit Agreement” means that certain $35,000,000 Superpriority Secured Debtor-in-Possession Credit Agreement dated as of [•], 2016 by and among Venoco, the guarantors party thereto, the DIP Lenders and the DIP Agent.

“DIP Facility” means that certain $35.0 million postpetition debtor in possession loan facility provided pursuant to the DIP Loan Documents and the DIP Orders.

“DIP Facility Claims” means any and all of the first-priority senior secured, superpriority Administrative Claims, pursuant to sections 364(c) and (d) of the Bankruptcy Code, held by the DIP Agent and the DIP Lenders arising under or in connection with the DIP Facility, but excluding the DIP Backstop Fee Claims.

“DIP Guaranty Agreement” means that certain Guaranty Agreement dated as of March [ ], 2016 by and among Whittier Pipeline Corporation, TexCal Energy (LP) LLC, TexCal Energy (GP) LLC and TexCal Energy South Texas L.P.

“DIP Lenders” means the lenders under the DIP Facility.

“DIP Loan Documents” means the (a) DIP Credit Agreement, (b) DIP Security Agreement and (c) DIP Guaranty Agreement (such agreements, collectively, together with such ancillary documents contemplated thereunder), as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therein or the DIP Orders.

“DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

“DIP Security Agreement” means that certain Security Agreement dated as of March [ ], 2016 by and among Venoco, the DIP Agent and each grantor party thereto.

“Disclosure Statement” means the Debtors’ Disclosure Statement for the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated [•], including all exhibits and schedules thereto, as the same may be altered, amended, modified or supplemented from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Disclosure Statement Order” means the Order (A) Approving the Disclosure Statement, (B) Approving the Solicitation Procedures, (C) Approving the Form of Ballots and Notices in Connection Therewith, (D) Establishing the Plan Confirmation Schedule and (E) Granting Related Relief, entered by the Bankruptcy Court on [•].

“Disputed” means any Claim, or any portion thereof, that: (a) is listed on the Schedules as unliquidated, Disputed, or contingent, which dispute has not been withdrawn, resolved or overruled by a Final Order; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn, resolved or overruled by a Final Order of the Bankruptcy Court; or (c) is otherwise Disputed by the Debtors or the Reorganized Debtors, as applicable, in accordance with applicable law; provided, however, that for purposes of determining the status (i.e., Allowed or Disputed) of a particular Claim prior to the Claims Objection Deadline, any such Claim that has not been previously allowed or disallowed by Final Order of the Bankruptcy Court or the Plan shall be deemed a Disputed Claim unless such Claim is specifically identified by the Debtors or the Reorganized Debtors, as applicable, as being an Allowed Claim.

“Distribution Agent” means the Reorganized Debtors, as applicable, or any Entity(ies) chosen by the Reorganized Debtors, as applicable, which Entity(ies) may include the Claims and Solicitation Agent, to make or to facilitate distributions required by the Plan.

“Distribution Record Date” means the record date for purposes of making distributions under this Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

“Divestment Letter Agreement” means the Divestment Letter Agreement, including all exhibits, substantially in the form attached as Exhibit B to the RSA.

“DPC” means Denver Parent Corporation, a Delaware corporation.

“DPC Residual Value” means the value that would be available for distribution to Classes D3 and D4 after all Claims in Classes D1 and D2 had been satisfied in full from the assets of DPC as of the Effective Date in the amounts Allowed pursuant to this Plan.

“Effective Date” means the date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.02 of this Plan have been satisfied or waived in accordance with Section 9.03 of this Plan. When used in this Plan or Disclosure Statement with respect to the timing of distributions, “Effective Date” means “on the Effective Date or as soon as reasonably practicable thereafter.”

“Ellwood Pipeline” means Ellwood Pipeline, Inc., a Delaware corporation.

“Employee Stock Ownership Plan” means [•].

“Employment Agreement” means the contract between the Reorganized Debtors and TMM governing the terms and conditions of employment, which shall be in form and substance acceptable to the Requisite Majority Consenting Noteholders, substantially in the form included in the Plan Supplement.

“Entity” means a natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, estate, trust, Governmental Unit or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity, including the U.S. Trustee, within the meaning of section 101(15) of the Bankruptcy Code.

“Equity Interest” means all issued, unissued, authorized, or outstanding shares of stock, membership interests, and other ownership interests of an Entity, together with any warrants, options, or contract rights to purchase or acquire such interests at any time.

“Estate(s)” means the bankruptcy estate(s) of the Debtors created under sections 301 and 541 of the Bankruptcy Code on the Petition Date.

“Exit Facility” means that certain financing arrangement to be entered into by Reorganized Venoco on the Effective Date, which shall be in form and substance acceptable to the Debtors and the Requisite Majority Consenting Noteholders.

“Exit Facility Documentation” means, collectively, the Exit Facility and each other agreement, security agreement, pledge agreement, collateral assignment, mortgage, control agreement, guarantee, certificate, document or instrument executed and/or delivered in connection with the foregoing, whether or not specifically mentioned herein or therein, as the same may be modified, supplemented or replaced from time to time, and which shall be in form and substance acceptable to the Debtors and the Requisite Majority Consenting Noteholders.

“Exit Facility Lenders” means any lenders party to the Exit Facility on the Effective Date.

“Exculpated Claim” means a Claim arising out of or related to any act or omission in connection with or relating to: (a) the formulation, preparation, solicitation, dissemination, negotiation, or filing of this Plan, the Plan Supplement, the Disclosure Statement, the New Warrants, the New Common Stock, or any contract, instrument, release, or other agreement or document created or entered into in connection with any of the foregoing; (b) the Chapter 11 Cases; (c) the pursuit of Confirmation of a Plan; (d) the pursuit of Consummation of a Plan; (e) the administration and implementation of a Plan; (f) the distribution of property under a Plan; and/or (g) any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors.

“Exculpated Parties” means the Released Parties.

“Executory Contract” means a contract to which one or more of the Debtors are party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Existing Benefits Agreement” means with the exception of the existing employment agreement with TMM, all employment, retirement, severance, indemnification, and similar or related agreements, and policies with the members of the Debtors’ management team or directors as of the Petition Date.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

“Final DIP Order” means the Final Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b), entered by the Bankruptcy Court, and any amendment, modification or supplement of such order in form and substance acceptable to the Debtors, the DIP Lenders and the Restructuring Support Parties and approved by the Bankruptcy Court.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, which has been entered on the docket, and that has not been stayed, reversed, modified or amended and as to which the time to file an appeal, a motion for re-hearing, re-argument or reconsideration or a petition for writ of certiorari has expired or been waived by the Debtors or the Reorganized Debtors, as applicable, and as to which no appeal, petition for certiorari, or other proceedings for re-argument, reconsideration or re-hearing are then pending or as to which an appeal, petition for certiorari, or a motion for re-argument, reconsideration or rehearing has been filed or sought and such order shall not have been stayed; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being or becoming a Final Order.”

“First Lien Notes” or “First Lien Notes Claim” means those 12.00% first lien senior secured notes issued by Venoco pursuant to the First Lien Notes Indenture, and all Claims related thereto, including, without limitation, all principal, accrued but unpaid interest and all prepayment premium and make-whole amounts, which Claims shall be deemed Allowed for purposes of the Plan in the amount set forth in Section 3.03(c).

“First Lien Notes Indenture” means the indenture dated as of April 2, 2015, among Venoco, the Guarantors and the First Lien Notes Trustee.

“First Lien Notes Trustee” means U.S. Bank National Association, in its capacity as indenture trustee under the First Lien Notes Indenture.

“General Unsecured Claim” means a Claim that is not an Administrative Claim, Other Priority Claim, Priority Tax Claim, Secured Claim, Senior PIK Toggle Note Claim, Subordinated Securities Claim or 8.875% Senior Note Claim. For the avoidance of doubt, General Unsecured Claims include any deficiency claims of the Prepetition Secured Parties.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Guarantors” means TexCal Energy (LP) LLC; Whittier Pipeline Corporation; TexCal Energy (GP) LLC, and TexCal Energy South Texas, L.P.

“Impaired” means, with respect to any Class of Claims or Equity Interests, a Claim or an Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claim” means any Claim(s) held by a Debtor against any other Debtor.

“Intercompany Equity Interests” means the Equity Interests of the Debtors, other than the Equity Interests of DPC.

“Interim DIP Order” means the Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c), entered by the Bankruptcy Court, and any amendment, modification or supplement of such order in form and substance acceptable to the Debtors, DIP Lenders and the Restructuring Support Parties and approved by the Bankruptcy Court.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“LLA” means the portion of California State Lease PRC 3242.1 which is expanded pursuant to the South Ellwood Lease Line Adjustment.

“LLA Override” means an overriding royalty interest in and to the oil, gas and other minerals produced and saved from the LLA, the amount of which and other attributes, limitations, terms and conditions of which are more particularly described in the Form of Assignment of Overriding Royalty Interest attached to the Divestment Letter Agreement.

“Management Incentive Plan” means the management incentive plan to be adopted by Reorganized Venoco pursuant to Section 5.12 on or after the Effective Date of the Plan.

“New Common Stock” means the shares of common stock in Reorganized Venoco authorized and issued pursuant to this Plan and Reorganized Venoco’s certificate of incorporation (including, without limitation, any shares issuable upon exercise of the New Warrants).

“New Shareholders Agreement” means the shareholder agreement governing the terms of the New Common Stock, which shall be substantially the form included in the Plan Supplement.

“New DPC Warrants” means the 2% warrants at a strike price of $691,411,000 on the terms and conditions set forth in the New Warrant Agreement.

“New OpCo Warrants” means the 10% warrants at a strike price of $367,080,000 on the terms and conditions set forth in the New Warrant Agreement.

“New MIP Warrants” means the 5% warrants on the terms and conditions set forth in the New Warrant Agreement.

“New Second Lien Warrants” means 10% warrants at a strike price of $195,183,000 on the terms and conditions set forth in the New Warrant Agreement.

“New Warrants” means, collectively, the New DPC Warrants, the New OpCo Warrants, the New MIP Warrants and the New Second Lien Warrants.

“New Warrant Agreement” means the warrant agreement governing the terms of the New Warrants, which shall be in substantially the form included in the Plan Supplement.

“Organizational Documents” means the new company governance documents related to the Reorganized Debtors, including, but not limited to, articles of organization, limited liability company agreements, operating agreements, shareholder agreements, or other organizational documents, which shall be consistent with the provisions of this Plan, the RSA and the Bankruptcy Code, and shall include, among other things (and only to the extent required by section 1123(a)(6) of the Bankruptcy Code), provisions prohibiting the issuance of non-voting equity securities. The Organizational Documents shall be in substantially the form included in the Plan Supplement and shall be in form and substance acceptable to the Requisite Majority Consenting Noteholders.

“Other Priority Claim” means a Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code (other than an Administrative Claim or a Priority Tax Claim).

“Other Secured Claim” means a Secured Claim other than a DIP Facility Claim, First Lien Notes Claim or Second Lien Notes Claim.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means [•].

“Plan” means this Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as it may be altered, amended, modified or supplemented from time to time with the consent of the Requisite Majority Consenting Noteholders).

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to this Plan, which shall be in form and substance acceptable to the Requisite Majority Consenting Noteholders, and which shall be filed in the Chapter 11 Cases no later than ten (10) days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, as may be amended or supplemented by additional documents filed in the Chapter 11 Cases prior to the Effective Date as amendments to the Plan Supplement.

“Prepetition Secured Parties” means, collectively, the First Lien Notes Trustee, the holders of the First Lien Notes, the Second Lien Notes Trustee and the holders of the Second Lien Notes, and additionally any successor-in-interest to either of the foregoing.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.  The definition of Pro Rata shall apply to Allowed DIP Backstop Fee Claims to the same extent and in the same manner as if DIP Backstop Fee Claims were classified in a Class under the Plan.

“Professional” means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

“Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation and reimbursement of expenses incurred from the Petition Date through and including the Effective Date, under sections 327, 328, 330, 331, 503(b) (other than 503(b)(4)), 1103 or 1129(a)(4) of the Bankruptcy Code.

“Proof of Claim” means a proof of Claim filed in the Chapter 11 Cases in a manner consistent with the Bar Date Order.

“Reinstatement” means, with respect to an Allowed Claim, (a) in accordance with section 1124(1) of the Bankruptcy Code, being treated such that the legal, equitable, and contractual rights to which such Claim entitles its holder are left unaltered, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) having all prepetition and postpetition defaults with respect thereto other than defaults relating to the insolvency or financial condition of the Debtors or their status as debtors under the Bankruptcy Code cured, (ii) having its maturity date reinstated, (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration, and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

“Rejected Contract Schedule” is defined in Section 6.01 of this Plan.

“Rejection Damages Claim” means a Claim for damages arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to sections 365 or 1123 of the Bankruptcy Code.

“Released Parties” means each of: (a) the Debtors and Reorganized Debtors; (b) the DIP Agent; (c) the DIP Lenders; (d) the Restructuring Support Parties; (e) the Prepetition Secured Parties; (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entity’s predecessors, successors and assigns, affiliates, subsidiaries, funds, portfolio companies, management companies, and (g) with respect to each of the foregoing Entities in clauses (a) through (f) each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, Professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (g), each solely in their capacity as such).

“Releasing Parties” means each holder of a Claim against or Equity Interest in the Debtors that (a) is Unimpaired pursuant to the Plan and therefore is deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, (b) holders of the Subordinated Securities Claims who provide a written consensual release in favor of the Released Parties that is identical in substance to the releases set forth herein, or (c) any Person that receives and returns a Ballot indicating that such Person elects not to opt out of the Plan releases provided in in Section 10.03 of this Plan.

“Reorganized Debtors” means, on and after the Effective Date, collectively, all of the Debtors that are reorganized under and pursuant to the Plan.

“Reorganized Venoco” means DPC or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

“Requisite Majority Consenting Noteholders” has the meaning set forth in the RSA.

“Restructuring Support Parties” means the beneficial holders of First Lien Notes and Second Lien Notes identified on the signature pages of the RSA, or that becomes a party to the RSA by executing and delivering a Transferee Joinder (as defined in the RSA) thereto.

“Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or before the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, as further described in Section 5.15 of this Plan.

“RSA” means the Restructuring Support Agreement dated March 18, 2016, between the Restructuring Support Parties and the Debtors, which incorporates by reference this Plan and certain related agreements among the Debtors and the Restructuring Support Parties.

“RSA Approval Order” means the Order Authorizing the Debtors to Assume the Restructuring Support Agreement, entered by the Bankruptcy Court on [•].

“Schedules” means, collectively, the schedules of assets and liabilities, the list of holders of Equity Interests and the statements of financial affairs and such other documents filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments pursuant to Bankruptcy Rule 1009 and modifications thereto through the Confirmation Date.

“Second Lien Notes” or “Second Lien Notes Claim” means those 8.875% second lien senior secured notes issued by Venoco pursuant to the Second Lien Notes Indenture, and all Claims related thereto, including, without limitation, all principal, accrued but unpaid interest and all prepayment premium and make-whole amounts, which Claims shall be deemed Allowed for purposes of the Plan in the amount specified in Section 3.03(d).

“Second Lien Notes Indenture” means the indenture dated as of April 2, 2015, among Venoco, the Guarantors and U.S. Bank National Association as trustee.

“Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as indenture trustee under the Second Lien Notes Indenture.

“Secured Claim” means a Claim: (a) secured by a Lien on property of an Estate to the extent of the value of such property; or (b) subject to a valid right of setoff to the extent of the amount subject to valid setoff pursuant to section 553 of the Bankruptcy Code.

“Senior PIK Toggle Notes” means those 12.25%/13.00% senior unsecured PIK toggle notes due August 2018 issued by DPC under the indenture dated as of August 15, 2013 between DPC and U.S. Bank National Association, as trustee.

“Subordinated Securities Claims” means any claims or causes of action, whether asserted or not, against any Debtor subordinated pursuant to Section 510(b) of the Bankruptcy Code, arising from the purchase or sale of any equity security or damages arising from the purchase or sale of an equity security. Subordinated Securities Claims includes but is not limited to claims brought in the Delaware Litigation.

“TMM” means Timothy M. Marquez.

“U.S.” means the United States of America.

“U.S. Trustee” means the United States Trustee for the District of Delaware.

“Undeliverable Distribution” means any distribution under this Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Distribution Agent of an intent to accept a particular distribution; (c) responded to the Distribution Agent’s requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

“Unexpired Lease” means an unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Unimpaired” means a Class of Claims or Equity Interests in a Debtor that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

“V6 Cash” means Cash in the amount of $[3,300,000].

“Venoco” means Venoco, Inc., a Delaware corporation.

“Venoco Residual Value” means the value that would be available for distribution to Classes V5 and V6 after all Claims Classes V1, V2, V3 and V4 had been satisfied in full from the assets of Venoco or each Venoco Sub, as applicable, (not including the V6 Cash) as of the Effective Date in the amounts Allowed pursuant to this Plan.

“Venoco Subs” means TexCal Energy (LP) LLC; Whittier Pipeline Corporation; TexCal Energy (GP) LLC; Ellwood Pipeline; and TexCal Energy South Texas, L.P.

“Voting Deadline” means [•] at 4:00 p.m. ET, or such other date approved by the Bankruptcy Court.

Section 1.02.                         Rules of Interpretation

For purposes herein, the following rules of interpretation apply: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections herein or hereto; (e) the words “herein” and “hereto” refer to this Plan in its entirety rather than to any particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation herein; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

Section 1.03.                         Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur, or be required to be done, shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

Section 1.04.                         Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict-of-laws principles; provided that the corporate, limited or general partnership, or limited liability company governance matters shall be governed by the laws of the state of incorporation or formation of the applicable Entity.

Section 1.05.                         Reference to Monetary Figures

All references in this Plan to monetary figures refer to currency of the U.S., unless otherwise expressly provided.

Section 1.06.                         Severability of Plan Provisions

Although styled as a “joint” plan, this Plan consists of separate plans for each of the Debtors, and each Debtor is a proponent herein within the meaning of section 1129 of the Bankruptcy Code in its respective Chapter 11 Case. If any plan is not confirmed, then the Debtors reserve the right to either (a) request that the other plans be confirmed or (b) withdraw one or more of the plans. The Debtors’ inability to confirm, or election to withdraw, any plan shall not impair the Confirmation of the other plans.

Section 1.07.                         No Substantive Consolidation

The Estates of the Debtors have not been substantively consolidated for administrative purposes. Nothing in this Plan shall constitute or be deemed to constitute an admission that one Debtor is subject to or liable for any Claim against any other Debtor. Claims against the Debtors will be treated as separate Claims with respect to each applicable Debtor’s Estate for all purposes (including, but not limited to, distributions and voting), and such Claims shall be administered as provided in this Plan; provided, however, that no Creditor shall be entitled to recover more than 100% of the value of its Allowed Claim.

ARTICLE II
TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(l) of the Bankruptcy Code, DIP Facility Claims, DIP Backstop Fee Claims, Administrative Claims (including Professional Claims) and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III of this Plan. The following designation and treatment of unclassified Claims applies:

Section 2.01.                         Administrative Claims

(a)                                 Administrative Claims Other than DIP Facility Claims, DIP Backstop Fee Claims, Professional Claims or U.S. Trustee Fees

Each holder of an Administrative Claim must file with the Bankruptcy Court and serve on the Debtors or Reorganized Debtors (as the case may be), the Claims and Noticing Agent, and the U.S. Trustee proof of such Administrative Claims, except for the following Administrative Claims (if any): (i) a DIP Facility Claim; (ii) a DIP Backstop Fee Claim; (iii) a Professional Fee Claim; (iv) any Claims for fees payable to the clerk of the Bankruptcy Court; (v) any fees payable to the U.S. Trustee under 28 U.S.C. § 1930(a)(6) or accrued interest thereon arising under 31 U.S.C. § 3717; (vi) an Administrative Claim that has been Allowed on or before the Effective Date; (vii) an Administrative Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) not required to be filed pursuant to section 503(b)(1)(D) of the Bankruptcy Code; (viii) an Administrative Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court; (ix) an Administrative Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Claim is solely for outstanding wages, commissions, or reimbursement of business expenses; (x) an Administrative Claim that (x) has been previously paid by any Debtor in the ordinary course of business or otherwise, or (y) have otherwise been satisfied; or (xi) an Administrative Claim previously filed with the Claims and Solicitation Agent or the Bankruptcy Court. Such proof of Administrative Claim must include at a minimum: (A) the name of the applicable Debtor that is purported to be liable for the Administrative Claim and if the Administrative Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (B) the name of the holder of the Administrative Claim; (C) the amount of the Administrative Claim; (D) the basis of the Administrative Claim; and (E) supporting documentation for the Administrative Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE CLAIM BEING FOREVER BARRED AND DISCHARGED WITHOUT THE NEED FOR FURTHER ACTION, ORDER OR APPROVAL OF, OR NOTICE TO, THE BANKRUPTCY COURT.

Each holder of an Allowed Administrative Claim (other than an Administrative Claim that is a DIP Facility Claim, DIP Backstop Fee Claim or Professional Fee Claim) as of the Effective Date shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash in an amount equal to the amount of such Allowed Administrative Claim as soon as reasonably practicable after either (a) the Effective Date, if such Administrative Claim is Allowed as of the Effective Date, (b) thirty days after the date such Administrative Claim becomes an Allowed Administrative Claim, if such Administrative Claim is Disputed as of, or following, the Effective Date, or (c) the date such Allowed Administrative Claim becomes due and payable in the ordinary course of business in accordance with the terms, and subject to the conditions, of any agreements governing, instruments evidencing, or other documents relating to, the applicable transaction giving rise to such Allowed Administrative Claim, if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business; or (ii) such other treatment as the Debtors or the Reorganized Debtors and such holder shall have agreed in writing.

(b)                                 DIP Facility Claims and DIP Backstop Fee Claims

Consistent with the DIP Orders, all DIP Facility Claims are and shall be deemed Allowed Claims against each Debtor. On the Effective Date, the holders of the Allowed DIP Facility Claims shall receive, in full and final satisfaction of such Claims, an amount of Cash equal to the amount of such Claims (including, without limitation, all outstanding principal and accrued but unpaid interest, costs, fees and expenses owing as of the Effective Date, or any other amounts due and owing under the DIP Facility) to the extent not previously paid during the Chapter 11 Cases.

Consistent with the DIP Orders, all DIP Backstop Fee Claims are and shall be deemed Allowed against each Debtor.  On the Effective Date, each holder of an Allowed DIP Backstop Fee Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the DIP Backstop Fee.

(c)                                  Professional Claims

The Bankruptcy Court shall determine the Allowed amounts of Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Claims in Cash in the amount Allowed by the Bankruptcy Court. Holders of Professional Claims shall file and serve on the Reorganized Debtors any request for allowance and payment of such Professional Claims no later than forty-five (45) days after the Effective Date, unless otherwise agreed by the Reorganized Debtors, or otherwise be forever barred, estopped, and enjoined from asserting such Claims against the Debtors or the Reorganized Debtors (as applicable), their respective Estates and property, a Distribution Agent, or otherwise, and such Professional Claims shall be deemed discharged as of the Effective Date. Objections to any Professional Claims must be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, and the requesting party no later than thirty (30) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Professional Claim). If no objections are timely filed and properly served as to a given request, or all timely objections are subsequently resolved, such Professionals shall submit to the Bankruptcy Court for consideration a proposed order approving the Professional Claim as an Allowed Administrative Claim in the amount requested (or otherwise agreed), and the order may be entered without a hearing or further notice to any party. The Allowed amounts of any Professional Claims subject to unresolved timely objections shall be determined by the Bankruptcy Court at a hearing to be held no later than thirty (30) days after the objection deadline. Distributions on account of Allowed Professional Claims shall be made as soon as reasonably practicable after such Professional Claims become Allowed or in accordance with any other Order.

From and after the Effective Date, the Reorganized Debtors shall pay in Cash the legal fees and expenses incurred by the Reorganized Debtors’ professionals incurred in the ordinary course of business and without any further notice to or action, order or approval of, the Bankruptcy Court. For the avoidance of doubt, following the Effective Date any requirement that a professional comply with sections 327 through 331 of the Bankruptcy Code in seeking compensation for services rendered after such date shall terminate.

(d)                                 U.S. Trustee Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the applicable Debtor or Reorganized Debtor, as applicable, for each quarter (including any fraction therein) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

Section 2.02.                         Priority Tax Claims

To the extent not previously paid during the Chapter 11 Cases, each holder of an Allowed Priority Tax Claim, on or as soon as practicable after the Effective Date, shall receive from their respective Debtor, in full satisfaction, release, and discharge thereof, (i) payment in full in Cash, (ii) other treatment consistent with sections 1129(a)(9)(C) or 1129(a)(9)(D) of the Bankruptcy Code, or (iii) such other terms as agreed to among the Debtors and the holders thereof.

ARTICLE III
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Notwithstanding any other provision of this Plan, for obligations on which the Debtors are jointly and severally liable, a distribution on account of any Allowed Claim by a Debtor shall not operate as a discharge, release and/or satisfaction of such Allowed Claim asserted against any other Debtor(s) unless and until such time that such Allowed Claim is paid in full. In the event no holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot that complies with the Disclosure Statement Order indicating acceptance or rejection of this Plan, such Class will be deemed to have accepted this Plan (including for purposes of satisfying section 1129(a)(10) of the Bankruptcy Code).

Section 3.01.                         Classification

This Plan constitutes a separate plan with respect to each Debtor. The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to each plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Claims (other than those listed in ARTICLE II of this Plan, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code) and Equity Interests in each of the Debtors are classified as follows:

(a)                                 DPC

Class	Claim or Equity Interest	Status	Voting Rights
D1	Other Priority Claims	Unimpaired	Deemed to Accept
D2	Other Secured Claims	Unimpaired	Deemed to Accept
D3	Senior PIK Toggle Note Claims	Impaired	Entitled to Vote
D4	General Unsecured Claims	Impaired	Entitled to Vote
D5	Subordinated Securities Claims	Impaired	Deemed to Reject
D6	Equity Interests	Impaired	Deemed to Reject

(b)                                 Venoco and Venoco Subs

Class	Claim or Equity Interest	Status	Voting Rights
V1	Other Priority Claims	Unimpaired	Deemed to Accept
V2	Other Secured Claims	Unimpaired	Deemed to Accept
V3	First Lien Notes Claims	Impaired	Entitled to Vote
V4	Second Lien Notes Claims	Impaired	Entitled to Vote
V5	8.875% Senior Note Claims	Impaired	Entitled to Vote
V6	General Unsecured Claims	Impaired	Entitled to Vote
V7	Subordinated Securities Claims	Impaired	Deemed to Reject
V8	Equity Interests in Venoco	Impaired	Deemed to Reject
V9	Equity Interests in Each Venoco Sub	Unimpaired	Deemed to Accept

All Claims against Venoco and each Venoco Sub are placed in classes (as designated by subclasses for Venoco and each Venoco Sub, as applicable), as follows: Venoco (subclass a), TexCal Energy (LP) LLC (subclass b); Whittier Pipeline Corporation (subclass c); TexCal Energy (GP) LLC (subclass d); Ellwood Pipeline (subclass e); and TexCal Energy South Texas, L.P. (subclass f).

Section 3.02.                         Claims Against and Equity Interests in DPC

(a)                                 Class D1—Other Priority Claims

(i)                                     Treatment: Unless the holder agrees to a different treatment, each holder of an Allowed Class D1 Other Priority Claim against DPC shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed Claim, Cash equal to the amount of such Allowed Claim plus interest thereon, on or as soon as practicable after the later of: (x) the Effective Date; or (y) the date such Claim becomes due and Allowed or as otherwise ordered by the Bankruptcy Court.

(ii)                                  Voting: Class D1 is Unimpaired. The holders of Class D1 Other Priority Claims against DPC are conclusively deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(b)                                 Class D2—Other Secured Claims

(i)                                     Treatment: Unless the holder agrees to a different treatment, each holder of an Allowed Class D2 Other Secured Claim shall receive, in DPC’s sole discretion and in full and final satisfaction, release, settlement and discharge of, and in exchange for, such holder’s Allowed Other Secured  Claim against DPC, on or as soon as practicable after the later of: (x) the Effective Date; or (y) the date such Claim becomes due and Allowed or as otherwise ordered by the Bankruptcy Court:

a.              Cash equal to the amount of such Allowed Other Secured Claim plus interest required to be paid under section 506(b) of the Bankruptcy Code (if any);

b.              Reinstatement of the legal, equitable and contractual rights of the holder of such Allowed Other Secured Claim, subject to the provisions of this Plan; or

c.               such other treatment as necessary to satisfy the requirements of section 1124(2) of the Bankruptcy Code for such Allowed Other Secured Claim to be rendered Unimpaired.

(ii)                                  Voting: Class D2 is Unimpaired. The holders of Class D2 Other Secured Claims against DPC are conclusively deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(c)                                  Class D3—Senior PIK Toggle Note Claims

(i)                                     Treatment:

a.              If the holders of Class D3 Senior PIK Toggle Note Claims vote as a Class to accept the Plan, unless the holder agrees to a different treatment, each holder of an Allowed Class D3 Senior PIK Toggle Note Claim against DPC shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed Claim its Pro Rata share of (i) the New DPC Warrants and (ii) DPC Residual Value.

b.              If the holders of Class D3 Senior PIK Toggle Note Claims vote as a Class to reject the Plan, each holder of an Allowed Class D3 Senior PIK Toggle Note Claim against DPC shall receive its Pro Rata share of DPC Residual Value.

(ii)                                  Voting: Class D3 is Impaired. The holders of Class D3 Claims against DPC are entitled to vote to accept or reject the Plan.

(d)                                 Class D4—General Unsecured Claims

(i)                                     Treatment:

a.              Claim consideration: If the holders of Class D4 General Unsecured Claims vote as a Class to accept the Plan, unless the holder agrees to a different treatment, each holder of an Allowed Class D4 General Unsecured Claim against DPC shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed Claim, its Pro Rata share of (i) the New DPC Warrants and (ii) DPC Residual Value.

b.              If the holders of Class D4 General Unsecured Claims vote as a Class to reject the Plan, each holder of an Allowed Class D4 General Unsecured Claim against DPC shall receive its Pro Rata share of DPC Residual Value.

(ii)                                  Voting: Class D4 is Impaired. The holders of Class D4 Claims against DPC are entitled to vote to accept or reject the Plan.

(e)                                  Class D5—Subordinated Securities Claims

(i)                                     Treatment: On the Effective Date, all Subordinated Securities Claims against DPC shall be subordinated in payment to all other Allowed General Unsecured Claims under section 510(b) of the Bankruptcy Code, and each holder of an Allowed Class D5 Subordinated Securities Claim against DPC: (x) shall be enjoined from pursuing any Class D5 Subordinated Securities Claim against any of the Debtors; and (y) shall not receive or retain any distribution on account of its Class D5 Subordinated Securities Claim against DPC.

(ii)                                  Voting: Class D5 is Impaired. The holders of Class D5 Subordinated Securities Claims against DPC are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(f)                                   Class D6—Equity Interests

(i)                                     Treatment: On the Effective Date, all existing Equity Interests of DPC shall be cancelled, extinguished and discharged, and the owners thereof shall receive no distribution on account of such Equity Interests.

(ii)                                  Voting: Class D6 is Impaired. The holders of Class D6 Equity Interests in DPC are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

Section 3.03.                         Claims Against and Equity Interests in Venoco and Venoco Subs

(a)                                 Class V1—Other Priority Claims

(i)                                     Treatment: Unless the holder agrees to a different treatment, each holder of an Allowed Class V1 Other Priority Claim against Venoco and each Venoco Sub shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed Claim, Cash equal to the amount of such Allowed Claim plus interest thereon, on or as soon as practicable after the later of: (x) the Effective Date; or (y) the date such Claim becomes due and Allowed or as otherwise ordered by the Bankruptcy Court.

(ii)                                  Voting: Class V1 is Unimpaired. The holders of Class V1 Other Priority Claims against Venoco and each Venoco Sub are conclusively deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(b)                                 Class V2—Other Secured Claims

(i)                                     Treatment: Unless the holder agrees to a different treatment, each holder of an Allowed Class V2 Other Secured Claim shall receive, in Venoco’s and each Venoco Sub’s sole discretion and in full and final satisfaction, release, settlement and discharge of, and in exchange for, such holder’s Allowed Other Secured Claim against Venoco and each Venoco Sub, on or as soon as practicable after the later of: (x) the Effective Date; or (y) the date such Claim becomes due and Allowed or as otherwise ordered by the Bankruptcy Court:

a.              Cash equal to the amount of such Allowed Other Secured Claim plus interest required to be paid under section 506(b) of the Bankruptcy Code (if any);

b.              Reinstatement of the legal, equitable and contractual rights of the holder of such Allowed Other Secured Claim, subject to the provisions of this Plan; or

c.               such other treatment as necessary to satisfy the requirements of section 1124(2) of the Bankruptcy Code for such Allowed Other Secured Claim to be rendered Unimpaired.

(ii)                                  Voting: Class V2 is Unimpaired. The holders of Class V2 Other Secured Claims against Venoco and each Venoco Sub are conclusively deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(c)                                  Class V3—First Lien Notes Claims

(i)                                     Allowance: The First Lien Notes Claims against Venoco and each Guarantor shall be deemed Allowed in the amount of $195,183,333.33 million under the First Lien Notes Indenture.

(ii)                                  Treatment: Unless the holder agrees to a different treatment, each holder of an Allowed Class V3 First Lien Notes Claim against Venoco and each Guarantor shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed First Lien Notes Claim, its Pro Rata share of 90% of New Common Stock issued on the Effective Date.

(iii)                               Voting: Class V3 is Impaired. The holders of First Lien Notes Claims in Class V3 are entitled to vote to accept or reject the Plan.

(d)                                 Class V4—Second Lien Notes Claims

(i)                                     Allowance: The Second Lien Notes Claims against Venoco and each Guarantor shall be deemed Allowed in the amount of $171,897,136.56 million due under the Second Lien Notes Indenture.

(ii)                                  Treatment: Unless the holder agrees to a different treatment, each holder of an Allowed Second Lien Secured Claim in Class V4 shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed Claim, its Pro Rata share of the New Second Lien Warrants.

(iii)                               Voting: Class V4 is Impaired. The holders of Second Lien Notes Claims in Class V4 are entitled to vote to accept or reject the Plan.

(e)                                  Class V5—8.875% Senior Note Claims

(i)                                     Treatment:

a.              If the holders of Class V5 8.875% Senior Note Claims vote as a Class to accept the Plan, each holder of an Allowed Class V5 8.875% Senior Note Claim shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, such holder’s Allowed Claim, its Pro Rata share of (i) the New OpCo Warrants and (ii) Venoco Residual Value, if any.

b.              If the holders of Class V5 8.875% Senior Note Claims vote as a Class to reject the Plan, the holders of Allowed Class V5 8.875% Senior Note Claims shall receive its Pro Rata share of Venoco Residual Value, if any.

(ii)                                  Voting. Class V5 is Impaired. The holders of Allowed 8.875% Claims in Class V5 are entitled to vote to accept or reject the Plan.

(f)                                   Class V6—General Unsecured Claims

a.              Claim consideration: If the holders of Class V6 General Unsecured Claims vote as a Class to accept the Plan, unless the holder agrees to a different treatment, each holder of an Allowed Class V6 General Unsecured Claim against Venoco or any Venoco Sub shall receive, in full and final satisfaction, release, settlement and discharge of, and in exchange for, its Allowed Claim, its Pro Rata share of the (i) V6 Cash and (ii) to the extent the Class V6 General Unsecured Claims are not satisfied in full by such V6 Cash, the Venoco Residual Value, if any.

b.              If the holders of Class V6 General Unsecured Claims vote as a Class to reject the Plan, each holder of an Allowed Class V6 General Unsecured Claim against Venoco or any Venoco Sub shall receive its Pro Rata share of Venoco Residual Value, if any.

c.               The Prepetition Secured Parties shall be entitled to vote in Class V6 to the extent of their deficiency claims, but shall not be entitled to any distribution under this Section 3.03 on account of such claims.

(ii)                                  Voting: Class V6 is Impaired. The holders of Class V6 Claims against Venoco or any Venoco Sub are entitled to vote to accept or reject the Plan.

(g)                                  Class V7—Subordinated Securities Claims

(i)                                     Treatment: On the Effective Date, all Subordinated Securities Claims against Venoco and each Venoco Sub shall be subordinated in payment to all other Allowed General Unsecured Claims under section 510(b) of the Bankruptcy Code, and each holder of an Class V7 Subordinated Securities Claim against Venoco and each Venoco Sub: (x) shall be enjoined from pursuing any Class V7 Subordinated Securities Claim against any of the Debtors; and (y) shall not receive or retain any distribution on account of its Class V7 Subordinated Securities Claim against Venoco and each Venoco Sub.

(ii)                                  Voting: Class V7 is Impaired. The holders of Class V7 Subordinated Securities Claims against Venoco and each Venoco Sub are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(h)                                 Class V8—Equity Interests in Venoco

(i)                                     Treatment: On the Effective Date, all existing Equity Interests of Venoco shall be cancelled, extinguished and discharged, and the owners thereof shall receive no distribution on account of such Equity Interests.

(ii)                                  Voting: Class V8 is Impaired. The holders of Class V8 Equity Interests in Venoco are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

(i)                                     Class V9—Equity Interests in each Venoco Sub

(i)                                     Treatment: On the Effective Date, all existing Equity Interests in each Venoco Sub shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(ii)                                  Voting: Class V9 is Unimpaired. The holders of Class V9 Equity Interests in each Venoco Sub are conclusively deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN

Section 4.01.                         Acceptance by an Impaired Class

(a)                                 In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, Impaired Classes entitled to vote under this Plan shall have accepted the Plan if it is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims that have timely and properly voted to accept or reject the Plan or if no holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot that complies with the Disclosure Statement Order indicating acceptance or rejection of this Plan.

(b)                                 Except for holders of Claims in Classes that are deemed or presumed to have accepted or rejected this Plan pursuant to the terms of this Plan other than this Section 4.01(b), if holders of Claims in a particular Impaired Class of Claims were given the opportunity to vote to accept or reject this Plan and notified that a failure of any holders of Claims in such Impaired Class of Claims to vote to accept or reject this Plan would result in such Impaired Class of Claims being deemed to have accepted this Plan, but no holders of Claims in such Impaired Class of Claims voted to accept or reject this Plan, then such Class of Claims shall be deemed to have accepted this Plan.

Section 4.02.                         Nonconsensual Confirmation

The Debtors may request confirmation under section 1129(b) of the Bankruptcy Code with respect to (a) any Impaired Class of Claims and Equity Interests that have not accepted the Plan in accordance with sections 1126 and 1129(a)(8) of the Bankruptcy Code and (b) any Class that is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code or the terms of the Plan or otherwise. The Debtors reserve the right to amend or modify the Plan in accordance with Section 11.01 of this Plan to the extent, if any, that Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code requires such amendment or modification.

ARTICLE V
IMPLEMENTATION OF THE PLAN

The transactions required to implement the Plan shall be implemented in accordance with this ARTICLE V.

Section 5.01.                         Operations between Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Bankruptcy Court, the Bankruptcy Code, and any limitations set forth herein, in the RSA or in the Confirmation Order.

Section 5.02.                         [Exit Facility

On or before the Effective Date, the Reorganized Debtors shall enter into the Exit Credit Facilities, and, subject to the satisfaction of the DIP Facility Claims and the DIP Backstop Fee Claims in accordance herewith, grant the Liens and security interests provided for therein. The Reorganized Debtors that are the guarantors under the Exit Credit Facilities shall issue the guarantees and grant the Liens and security interests as provided therein. The Exit Credit Facilities shall be on terms and conditions substantially as set forth in the Plan Supplement.]

Section 5.03.                         LLA Override

Reorganized Venoco will, upon LLA approval, transfer the LLA Override to TMM pursuant to the Divestment Letter Agreement.

Section 5.04.                         Sources of Cash for Plan Distributions

Except as otherwise specifically provided herein or in the Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Reorganized Debtors, the capital investment from each LLA Override holder for its share of capital expenditures, [or the Exit Facility, as applicable].

Section 5.05.                         Issuance of New Common Stock and New Warrants

(a)                                 Issuance of Securities. On the Effective Date: (i) the existing Equity Interests in DPC and Venoco will be cancelled, extinguished and discharged; and (ii) the New Common Stock and New Warrants will be issued and, as soon as practicable thereafter, distributed, as provided for in ARTICLE II and ARTICLE III of this Plan, as provided in the Reorganized Venoco Organizational Documents. The issuance by Reorganized Venoco of the New Common Stock and the New Warrants, and the issuance of shares pursuant to the exercise of the New Warrants, is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Equity Interest.

(b)                                 Exemption from Registration. The offering of the New Common Stock and New Warrants under ARTICLE V of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act and other applicable law under section 4(a)(2) of the Securities

Act or another available exemption from registration under the Securities Act. The issuance and distribution of the New Common Stock and the New Warrants under ARTICLE V of the Plan, and the New Common Stock issuable upon exercise of the New Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code.

(c)                                  SEC Reporting Requirements. As of the Effective Date, neither Reorganized Venoco nor any other Reorganized Debtor will be a reporting company under the Securities and Exchange Act of 1934, as amended.

Section 5.06.                         Organizational Documents

On the Effective Date, the Organizational Documents of the Debtors shall be deemed amended and restated in substantially the form set forth in the Plan Supplement, without any further action by the managers, directors, or equity holders of the Debtors or the Reorganized Debtors. The amended and restated Organizational Documents will, among other things, contain appropriate provisions prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. On the Effective Date, or as soon as practicable thereafter, the Debtors or the Reorganized Debtors will, if required by applicable state law, file with the Secretary of State of the appropriate jurisdiction the amended and restated Organizational Documents.

Section 5.07.                         Intercompany Equity Interests

In order to preserve corporate structure, the Intercompany Equity Interests shall be retained and the legal, equitable, and contractual rights to which the holder of such Intercompany Equity Interests is entitled shall remain unaltered.

Section 5.08.                         Dissolution of DPC

On the Effective Date, the Equity Interests of DPC shall be deemed cancelled and of no further force and effect, and deemed extinguished without any further corporate action. Any officers and directors of DPC shall be deemed to have been removed, and DPC shall be deemed dissolved for all purposes without any further corporate action.

Section 5.09.                         Continued Corporate Existence and Vesting of Assets

With the exception of DPC, which will be dissolved pursuant to Section 5.08 of this Plan: (i) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of each Debtor’s Estate, and any property acquired by each Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor free and clear of all Claims, Liens, charges and other encumbrances. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur from and after the Effective Date for professional fees, disbursements, expenses, or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

Section 5.10.                         Management of the Reorganized Debtors

As of the Effective Date, the term of current members of the boards of directors for Venoco shall expire without further action by any Person. The initial directors of the board of Reorganized Venoco nominated by the Requisite Majority Consenting Noteholders shall be identified in the Plan Supplement.

From and after the Effective Date, the officers identified in the Plan Supplement shall manage Reorganized Venoco. The officers of Reorganized Venoco shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

Section 5.11.                         [Existing Benefits Agreements and Retiree Benefits

(a)                                 Except as such benefits may be otherwise terminated by the Debtors in a manner permissible under applicable law, the Existing Benefits Agreements shall be deemed assumed as of the Effective Date, subject to the consent of the Requisite Majority Consenting Noteholders. Notwithstanding anything to the contrary contained herein, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.]

(b)                                 On the Effective Date, the Employee Stock Ownership Plan shall be terminated. Reorganized Venoco shall take all actions necessary or appropriate to terminate the Employee Stock Ownership Plan in accordance with the provisions of applicable law.

Section 5.12.                         Management Incentive Plan

On or after the Effective Date, Reorganized Venoco shall adopt the Management Incentive Program, which shall provide for the distribution, and the reservation for future issuance, as applicable, of (i) the New MIP Warrants and (ii) an LLA Override to participating officers, directors and employees of the Reorganized Debtors as determined by the newly appointed board of directors of Reorganized Venoco under the terms set forth in the Management Incentive Plan agreement included in the Plan Supplement. For the avoidance of doubt, the Management Incentive Plan is an entirely post-Effective Date compensation plan and awards thereunder, to the extent earned, shall be paid by the Reorganized Debtors. For the avoidance of doubt, the Bankruptcy Court’s confirmation of the Plan shall not be deemed to be an approval or authorization of the specific terms of the Management Incentive Plan.

Section 5.13.                         Employment Agreements

On or after the Effective Date, Reorganized Venoco shall enter into the Employment Agreement, which shall provide for the ongoing employment of TMM.

Section 5.14.                         Causes of Action

(a)                                 Preservation of Causes of Action Other Than Avoidance Actions

In accordance with section 1123(b) of the Bankruptcy Code or any corresponding provision of federal or state laws, and except as expressly released by this Plan, Final DIP Order, Confirmation Order or other Final Order: (i) on the Effective Date, all Causes of Action of the Debtors shall be transferred to and vest in the Reorganized Debtors; and (ii) on and after the Effective Date, all such Causes of Action for the Debtors shall be retained by the Reorganized Debtors, which may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all of such Causes of Action on behalf of the Debtors; provided, however, that as of the Effective Date, all Avoidance Actions of the Debtors shall be deemed to be waived and released. For the avoidance of doubt, the Debtors and the Reorganized Debtors, as applicable, shall not retain any Causes of Action against the Released Parties.

(b)                                 No Waiver

Except as otherwise provided in Section 5.14(a) or Section 10.02 of this Plan, or as released by the Final DIP Order, the Confirmation Order or other Final Order, nothing in this Plan shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, account receivable, right of setoff, or other legal or equitable right or defense that the Reorganized Debtors may have or choose to assert on behalf of the Debtors or their respective Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law. No Entity may rely on the absence of a specific reference in this Plan to any Cause of Action or account receivable against it as an indication that the Reorganized Debtors will not pursue any and all available Causes of Action or accounts receivable against it, and all such rights to prosecute or pursue any and all Causes of Action or accounts receivable against any Entity are expressly reserved for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action or accounts receivable upon or after the Confirmation or Consummation of the Plan.

Section 5.15.                         Restructuring Transactions

On or before the Effective Date or as soon as reasonably practicable thereafter and with the consent of the Requisite Majority Consenting Noteholders, the Debtors or the Reorganized Debtors (as applicable) are authorized, without further order of the Bankruptcy Court, to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions under and in connection with this Plan, including, without limitation: (a) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of this Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable parties agree; (c) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (d) selection of the board of directors (or equivalent) of the Reorganized Debtors; (e) the filing and/or execution of appropriate limited liability company agreements, certificates or articles of incorporation or organization, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; (f) the consummation of the transactions contemplated by any post-effective date financing and the execution thereof; (g) the issuance of the New Common Stock and the New Warrants, and the execution of all documents related thereto; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

Section 5.16.                         Determination of Tax Filings and Taxes of the DPC Group

For all taxable periods ending on or prior to, or including, the Effective Date, Venoco shall prepare and file (or cause to be prepared and filed) all tax returns, reports, certificates, forms or similar statements or documents (collectively, “Group Tax Returns”) on behalf of the consolidated, unitary, combined or any similar tax group the parent of which is DPC that includes Venoco and/or any subsidiary thereof (the “DPC Group”) as well as all separate tax returns of DPC required to be filed or that Venoco otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds.  DPC shall not file or amend any tax returns for DPC itself or the DPC Group for any taxable periods (or portions thereof) without Venoco’s prior written consent.

Accordingly, Venoco is hereby appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to handle tax matters, including without limitation, the filing of all tax returns, and the handling of tax audits and proceedings, of the DPC Group. Without limiting the generality of the foregoing, if requested by Venoco, DPC shall promptly execute or cause to be executed and filed any tax returns or other tax filings of DPC or the DPC Group submitted by Venoco to DPC for execution or filing.  Moreover, DPC shall execute on or prior to the Effective Date a power of attorney authorizing Venoco to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns.

Each of the Debtors shall cooperate fully with each other regarding the implementation of this Section 5.16 (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Section 5.16 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes.

Venoco shall have the right to request an expedited determination of the tax liability, if any, of the Reorganized Debtors (including Venoco or DPC) under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

If DPC receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes, it shall promptly notify Venoco in writing.  Venoco shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of DPC and the DPC Group.  With respect to any such proceeding and with respect to the preparation and filing of any tax returns of DPC or the DPC Group, Venoco may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to DPC.

To the extent permitted by law, DPC shall designate Venoco as the “agent” or “substitute agent” (within the meaning of Treasury Regulation sections 1.1502-77 and 1.1502-77B, respectively) for the Venoco Group in accordance with Treasury Regulation sections 1.1502-77 and 1.1502-77B, as amended or supplemented, and any comparable provision under state or local law, with respect to all taxable periods ending on or before, or including, the Effective Date.

Venoco shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the DPC Group, including for any taxable period ending on or prior to, or including, the Effective Date.  DPC shall promptly notify Venoco of the receipt of any such refunds or credits and shall transfer any such refunds to Venoco by wire transfer or otherwise in accordance with written instructions provided by Venoco.

ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND LEASES

Section 6.01.                         Treatment of Executory Contracts and Unexpired Leases

All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan. The Plan Supplement shall contain (a) a schedule of executory contracts and unexpired leases to be assumed by the Debtors, including proposed Cure Costs (the “Assumed Contract Schedule”); and (b) a schedule of executory contracts and unexpired leases to be rejected by the Debtors as of the Effective Date (the “Rejected Contract Schedule”), determined by the Debtors in consultation with the Requisite Majority Consenting Noteholders. On the fourteenth (14th) day after the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases that are not listed on the Rejected Contract Schedule will be assumed irrespective of whether they are listed on the Assumed Contract Schedule. All executory contracts and unexpired leases identified on the Rejected Contract Schedule shall be deemed rejected as of the Effective Date.

The Debtors shall notify all counterparties to contracts on the Assumed Contract Schedule and the Rejected Contract Schedule of the filing of such Schedules and shall provide notice of such Schedules on the Debtors’ restructuring website available at [•], and such notice shall be deemed good and sufficient notice for the purposes of section 365 of the Bankruptcy Code and otherwise.

Notwithstanding the foregoing, the Debtors may, with the consent of the Requisite Majority Consenting Noteholders, alter, amend, modify or supplement the list of executory contracts or unexpired leases identified in the Assumed Contract Schedule and/or the Rejected Contract Schedule at any time prior to the Effective Date by filing a revised Assumed Contract Schedule and/or Rejected Contract Schedule with the Bankruptcy Court.

Section 6.02.                         Cure Costs

The monetary amounts by which each of the executory contracts and unexpired leases is in default and shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, shall be the Cure Costs identified on the Assumed Contract Schedule; provided, however, if a counterparty to any of the executory contracts or unexpired leases identified on the Assumed Contract Schedule files with the Bankruptcy Court, and serves on the Debtors and their counsel, a written objection to the proposed Cure Cost prior to the Cure Cost Objection Deadline (as defined below), then the Cure Cost associated with such executory contract or unexpired lease will be determined as set forth below.

Counterparties to the contracts on the Assumed Contract Schedule shall have until the fourteenth (14th) day after the Effective Date (the “Cure Cost Objection Deadline”) to file an objection with the Bankruptcy Court with respect to the proposed Cure Costs or be forever barred from seeking any amounts exceeding the proposed Cure Costs on the Assumed Contract Schedule from the Debtors or the Reorganized Debtors and from filing any statutory lien against the Reorganized Debtors or their properties for such amounts. Unless there is a dispute as to Cure Costs, on the fourteenth (14th) day after the Effective Date, the executory contracts and unexpired leases identified in the Assumed Contract Schedule shall be assumed by the Debtors and vest in and be fully enforceable by the Reorganized Debtors or an Affiliate of the Reorganized Debtors, as designated by the Reorganized Debtors.

If an objection to a Cure Cost is timely filed with the Bankruptcy Court, then the Debtors or the Reorganized Debtors shall in good faith attempt to resolve the Cure Cost dispute. If the parties are unable to agree on a Cure Cost within ten (10) days after the filing of an objection, then the Debtors or the Reorganized Debtors, as applicable, may request that the Bankruptcy Court establish the applicable Cure Cost.

The Debtors shall satisfy the Cure Costs of assumed executory contracts and unexpired leases in Cash by the latest of (i) the Effective Date (or as soon thereafter as is practicable), (ii) in the event of a dispute regarding the Cure Cost, within thirty (30) days of the entry of an order of the Bankruptcy Court establishing such Cure Cost, or (iii) on such other terms as the parties to such executory contracts and unexpired leases and the Requisite Majority Consenting Noteholders may otherwise agree.

Notwithstanding the foregoing, in the event of a dispute regarding: (1) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (2) any other matter pertaining to assumption (each, an “Assumption Dispute”), the Cure Costs required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the Assumption Dispute and approving the assumption; provided, however, that in the event the Debtors or the Reorganized Debtors and the applicable non-Debtor party involved in any Assumption Dispute or any dispute regarding Cure Costs cannot otherwise consensually resolve such dispute, the Debtors or the Reorganized Debtors, as applicable, may reject the executory contract at issue pursuant to section 365 of the Bankruptcy Code rather than paying the disputed Cure Cost, by presenting a proposed order to the Bankruptcy Court for such rejection, without any other or further notice. In the event any executory contract is so rejected, the non-Debtor party thereto shall be entitled to file a Proof of Claim in accordance with the Bar Date Order, which Claim shall be classified pursuant to the Plan, but shall not be entitled to any other or further Claim or relief from either the Debtors or the Reorganized Debtors.

Section 6.03.                         Assumed Executory Contracts and Unexpired Leases

Each executory contract and unexpired lease that is assumed will include (a) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease; and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during these Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Section 6.04.                         [Insurance Policies

Notwithstanding anything in this Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date and subject to the consent of the Requisite Majority Consenting Noteholders, the Debtors shall assume all insurance policies and any agreements, documents, and instruments related thereto, except to the extent insurance policies and any agreements, documents, and instruments related thereto have previously been rejected pursuant to section 365 of the Bankruptcy Code. Unless otherwise determined by the Bankruptcy Court prior to the Effective Date, or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults (if any) of the Debtors existing as of the Effective Date with respect to each such insurance policy or agreement, and to the extent that the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors’ right to seek the rejection of such insurance policy or agreement or other available relief within thirty (30) days of such determination are fully reserved; provided, however, that the rights of any party that issues an insurance policy or agreement to object to such proposed rejection on any and all grounds are fully reserved. Nothing in the Plan, the Plan Documents, the Plan Supplement or the Confirmation Order, (a) alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of the insurance policies or agreements, (b) limits the Reorganized Debtors from asserting a right or claim to the proceeds of any insurance policy or agreement that insures any Debtor, was issued to any Debtor or was assumed by the Reorganized Debtors by operation of the Plan or (c) impairs, alters, waives, releases, modifies or amends any of the Debtors’ or Reorganized Debtors’ legal, equitable or contractual rights, remedies, claims, counterclaims, defenses or Causes of Action in connection with any of such insurance policies or agreements.]

Section 6.05.                         [Officers’ and Directors’ Indemnification Rights

On the Effective Date and subject to the consent of the Requisite Majority Consenting Noteholders, the Debtors shall assume each indemnification obligation to a director, officer, manager or employee who was employed by any of the Debtors on the Effective Date in such capacity shall be deemed assumed effective as of the Effective Date. Each indemnification obligation that is deemed assumed pursuant to the Plan shall (i) remain in full force and effect, (ii) not be modified, reduced, discharged, impaired or otherwise affected in any way, (iii) be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not Proofs of Claim have been filed with respect to such obligations and (iv) survive Unimpaired and unaffected irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.]

Section 6.06.                         Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases pursuant to this Plan or otherwise must be filed no later than fourteen (14) days after the Confirmation Order is entered granting the rejection. Any Proofs of Claim arising from the rejection of the Debtors’ executory contracts or unexpired leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Bankruptcy Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as General Unsecured Claims and shall be treated in accordance with the particular provisions of this Plan for such Claims; provided, however, that if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim.

Section 6.07.                         Reservation of Rights

Nothing contained in this Plan shall constitute an admission by the Debtors that any particular contract is in fact an executory contract or unexpired lease or that the Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

Section 6.08.                         Assignment

Any Executory Contract or Unexpired Lease to be held by any of the Debtors or the Reorganized Debtors and assumed hereunder or otherwise in these Chapter 11 Cases, if not expressly assigned to a third party previously in these Chapter 11 Cases, will be deemed assigned to the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment, or Cure Claim is not resolved in favor of the Debtors before the Effective Date, the applicable Executory Contract may be designated by the Debtors (with the consent of the Requisite Majority Consenting Secured Lenders) or the Reorganized Debtors for rejection within five (5) days of the entry of the order of the Court resolving the matter against the Debtors. Such rejection shall be deemed effective as of the Effective Date.

Section 6.09.                         Nonoccurence of the Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.01.                         Amount of Distributions

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim to the extent payable in accordance with this Plan.

Section 7.02.                         Method of Distributions

The Reorganized Debtors shall have the authority, in their sole discretion, to enter into agreements with a third-party Distribution Agent to facilitate the distributions required hereunder. To the extent the Reorganized Debtors do determine to utilize a third-party Distribution Agent to facilitate the distributions under the Plan to holders of Allowed Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; and (d) post a bond, obtain or surety or provide some other form of security for the performance of its duties, the costs and expenses of procuring which shall be borne by the Reorganized Debtors. In no case shall the Reorganized Debtors, acting as the Distribution Agent, be required to post a bond or other form of security for the performance of their duties.

The Debtors or the Reorganized Debtors, as applicable, shall be authorized, but not directed, to pay to any third-party Distribution Agent all reasonable and documented fees and expenses of such Distribution Agent without the need for any approvals, authorizations, actions, or consents. The Distribution Agent shall be authorized, but not directed, to submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such Disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding Disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

Section 7.03.                         Delivery of Distributions

Distributions to holders of Allowed Claims shall be made at the address of the holder of such Claim as indicated in the Claims Register as of the Distribution Record Date. A Distribution Agent shall have no obligation to recognize the transfer of or sale of any Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Claims who are holders as of the close of business on the Distribution Record Date.

Section 7.04.                         No Fractional or De Minimis Distributions

Notwithstanding anything contained herein to the contrary, payments of fractional dollars will not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding down of such fractions. A Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent shall not be required to make any payment of less than $20.00 on any distribution.

Section 7.05.                         Undeliverable Distributions

(a)                                 Holding of Undeliverable Distributions

If any distribution to a holder of an Allowed Claim is returned to a Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Debtor or Reorganized Debtor, as applicable, or Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder as soon as practicable. Undeliverable Distributions shall remain in the possession of a Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent until such time as a distribution becomes deliverable, and shall not be supplemented with any interest, dividends or other accruals of any kind.

(b)                                 Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an Undeliverable Distribution within one hundred eighty (180) days after the distribution is distributed shall be deemed to have waived its Claim for such Undeliverable Distribution and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases, notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary, any Cash held for distribution on account of such Undeliverable Distribution shall be property of the relevant Reorganized Debtor, free of any restrictions thereon. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or a Distribution Agent to attempt to locate any holder of an Allowed Claim.

Section 7.06.                         Tax Withholding From Distributions

A Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent shall withhold all amounts required by law to be withheld from payments made under this Plan. Any amounts so withheld from any payment made under the Plan shall be deemed paid to the holder of the Allowed Claim subject to withholding. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed on such holder by any Governmental Unit on account of such distribution, except for taxes withheld from payments made under the Plan. A Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent has the right, but not the obligation, not to make a distribution until such holder has made arrangements satisfactory to a Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent for payment of any withholding tax obligations. If a Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent fails to withhold with respect to any such holder’s distribution, and is later held liable for the amount of such withholding, the holder shall reimburse the relevant Debtor, Reorganized Debtor or any Distribution Agent, as applicable. Notwithstanding any provision in this Plan to the contrary, the Debtors, Reorganized Debtors or any Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms it believes are reasonable and appropriate. The Debtors, Reorganized Debtors or any Distribution Agent may require, as a condition to the receipt of a distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each holder. If the holder fails to comply with such a request within six (6) months, such distribution shall be deemed an Undeliverable Distribution. Finally, a Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent reserves the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Section 7.07.                         Allocations

Unless otherwise provided in this Plan, distributions in respect of Allowed Claims shall be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of such Allowed Claims, and then, to the extent the consideration exceeds the principal amount of such Allowed Claims, to any portion of such Allowed Claims for accrued but unpaid interest.

Section 7.08.                         Time Bar to Cash Payments

Checks issued on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance therein. Requests for reissuance of any check shall be made in writing directly to the appropriate Debtor or Reorganized Debtor, or any Distribution Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of such a voided check shall be made in writing on or before the later of one hundred eighty (180) days after the Effective Date or ninety (90) days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred and the distribution on account of such Claims shall be treated in accordance with Section 7.05 of this Plan.

Section 7.09.                         Means of Cash Payments

Any Cash payment to be made pursuant to this Plan will be made in U.S. dollars by checks drawn on or by wire transfer from a domestic bank selected by a Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent. No post-Effective Date interest shall be paid on Cash distributions hereunder.

Section 7.10.                         Foreign Currency Exchange Rates

As of the Effective Date, any Claim asserted in currency(ies) other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, the day after the Petition Date.

Section 7.11.                         Setoffs

Except as otherwise provided herein (including Section 10.02 of this Plan), a Final Order of the Bankruptcy Court, or as agreed to by the holder of a Claim and the Debtors or Reorganized Debtors, as applicable, each Debtor or a Reorganized Debtor, as applicable, or a Distribution Agent may, pursuant to section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against such holder.

Section 7.12.                         Claims Paid or Payable by Third Parties

A Claim shall be reduced in full and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to, or action, order or approval of, the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, Reorganized Debtor or a Distribution Agent. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor or a Distribution Agent, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Debtor or Reorganized Debtor, as applicable, to the extent the holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the total amount of such Claim.

ARTICLE VIII
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 8.01.                         Prosecution of Objections to Claims

After the Effective Date, the Reorganized Debtors shall have and shall retain any and all rights and defenses they may have with respect to any Claim, and shall have the exclusive authority to file objections and to settle, compromise, withdraw or litigate to judgment objections to Claims (except those Allowed by, or released by, this Plan, or by the Final DIP Order, the Confirmation Order or other Final Order). The Reorganized Debtors shall file objections to any Disputed Claims in accordance with the Bankruptcy Rules on or before the Claims Objection Deadline, as the same may be extended pursuant to the terms of this Plan or order of the Bankruptcy Court.

Section 8.02.                         Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim, pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors, as applicable, previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to any Claim, and during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the applicable Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to the allowance and any ultimate payment on such Claim. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 8.03.                         No Distributions on Disputed Claims

Notwithstanding any provision in this Plan to the contrary, no distributions, partial or otherwise, shall be made with respect to a Disputed Claim until all disputes with respect to such Claim are resolved by Final Order. Subject to the provisions of this Plan, after a Disputed Claim becomes an Allowed Claim, the holder of such an Allowed Claim will receive all distributions to which such holder is then entitled under this Plan. No post-Effective Date interest shall be paid on distributions hereunder. If a Creditor incorporates more than one Claim in a Proof of Claim then: (a) such Claims will be considered one Claim for purposes of this Plan, and (b) no such Claim will be bifurcated into an Allowed portion and a Disputed portion.

ARTICLE IX
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THIS PLAN

Section 9.01.                         Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the Disclosure Statement Order shall have been entered by the Bankruptcy Court on the docket of the Chapter 11 Cases, in form and substance acceptable to the Debtors, the DIP Lenders, the Restructuring Support Parties, and such order shall not be subject to a stay.

Section 9.02.                         Conditions Precedent to the Effective Date

It shall be a condition to occurrence of the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to Section 9.03 of this Plan:

(i)	all conditions precedent to Confirmation have been satisfied;

(ii)	the RSA shall have been approved pursuant to a Final Order of the Bankruptcy Court and shall not have been terminated in accordance with its terms;

(iii)

the Confirmation Order shall have been entered by the Bankruptcy Court on the docket of the Chapter 11 Cases, in form and substance acceptable to the Debtors, the DIP Lenders, the Restructuring Support Parties, and such order shall not be subject to a stay;

(iv)

all other actions and documents necessary to implement the provisions of this Plan to be effectuated on or before the Effective Date (including but not limited to the Plan Supplement) shall be satisfactory to the Debtors, the DIP Lenders, the Restructuring Support Parties;

(v)	[the Debtors shall have closed the Exit Facility]; and

(vi)	the Debtors shall have received all authorizations, consents, approvals, regulatory approvals, rulings, letters, opinions or documents, if any, necessary to implement this Plan.

Section 9.03.                         Effect of Non-Occurrence of Conditions to Confirmation or Conditions Precedent to the Effective Date

If the conditions in Section 9.01 and Section 9.02 of this Plan are not satisfied, or if the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (b) prejudice in any manner the rights of the Debtors, or any other Person or Entity; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other Person or Entity in any respects.

Section 9.04.                         Waiver of Conditions Precedent

The Debtors may waive any of the conditions precedent set forth in Section 9.01 and Section 9.02 of this Plan in whole or in part at any time with the written consent of the DIP Lenders and the Restructuring Support Parties.

ARTICLE X
EFFECT OF CONFIRMATION OF THIS PLAN

Section 10.01.                  Discharge of Claims Against and Equity Interests in the Debtors

Except as otherwise provided for herein or in the Confirmation Order and effective as of the Effective Date: (a) the rights afforded in this Plan and the treatment of all Claims against and Equity Interests in the Debtors shall be in exchange for and in complete satisfaction, discharge, and release of all Claims against and Equity Interests in, their property and Estates of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date; (b) this Plan shall bind all holders of Claims against and Equity Interests in the Debtors, notwithstanding whether any such holders failed to vote to accept or reject this Plan or voted to reject this Plan; (c) the Debtors shall be deemed discharged and released under and to the fullest extent provided under the Bankruptcy Code from any and all Claims against and Equity Interests in the Debtors, of any kind or nature whatsoever, and all Claims against and Equity Interests in the Debtors, their property and Estates shall be deemed satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, as applicable, their Estates, their successors and assigns and their assets and properties any and all Claims, Equity Interests, damages, debts, and other liabilities based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Section 10.02.                  Certain Releases by the Debtors

Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date, and to the fullest extent authorized by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, the Released Parties are deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates and any Person or Entity seeking to exercise the rights of the Debtors, the Reorganized Debtors or their Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, remedies, Causes of Action, rights of setoff, other rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, the Reorganized Debtors, their Estates or their Affiliates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, the Reorganized Debtors, the Estates or their Affiliates (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Entity, based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, their Estates or their Affiliates, the conduct of the Debtors’ businesses, the negotiation and issuance of the First Lien Notes and the Second Lien Notes and any act or omission, transaction, agreement, event or other occurrence taking place in connection therewith, [the in-court or out-of-court efforts to implement the Exit Facility], the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Disclosure Statement, or the Plan, the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between the Debtors, their Estates or their Affiliates, on the one hand, and any Released Party, on the other hand, prepetition contracts and agreements with one or both Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a claim or Cause of Action (other than with respect to the negotiation and issuance of the First Lien Notes and the Second Lien Notes and any act or omission, transaction, agreement, event or other occurrence taking place in connection therewith) is determined by a Final Order to have resulted from fraud, gross negligence or willful misconduct of a Released Party, such claim or Cause of Action shall not be so released against such Released Party; provided further, that the foregoing “Release by the Debtors” shall be deemed to include any and all pre-Effective Date claims and Causes of Action which may be asserted against any Released Party and their respective predecessors, successors and assigns, and current and former shareholders, affiliates, subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants, in each case in their capacity as such, at any time including (without limitation) arising from, related to, or in connection with any prepetition debt purchases or exchanges by Prepetition Secured Parties. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 10.02, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by this Section 10.02; (c) in the best interests of the Debtors, their Estates and all holders of Claims and Equity Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity asserting any claim or Cause of Action released by this Section 10.02.

Section 10.03.                  Certain Voluntary Releases by Holders of Claims and Equity Interests

Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date, and to the fullest extent authorized by applicable law, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, remedies, Causes of Action, rights of setoff, other rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Releasing Parties or their Affiliates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Releasing Parties or their Affiliates (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Entity, based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates or their Affiliates, the conduct of the Debtors’ businesses, the negotiation and issuance of the First Lien Notes and the Second Lien Notes and any act or omission, transaction, agreement, event or other occurrence taking place in connection therewith, [the in-court or out-of-court efforts to implement the Exit Facility], the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between the Debtors, their Estates or their Affiliates, on the one hand, and any Released Party, on the other hand, prepetition contracts and agreements with one or both Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a claim or Cause of Action (other than with respect to the negotiation and issuance of the First Lien Notes and the Second Lien Notes and any act or omission, transaction, agreement, event or other occurrence taking place in connection therewith) is determined by a Final Order to have resulted from fraud, gross negligence or willful misconduct of a Released Party, such claim or Cause of Action shall not be so released against such Released Party; provided further, that the foregoing “Release by Holders of Claims and Equity Interests” shall be deemed to include any and all pre-Effective Date claims and Causes of Action which may be asserted against any Released Party and their respective predecessors, successors and assigns, and current and former shareholders, affiliates, subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants, in each case in their capacity as such, at any time, including (without limitation) arising from, related to, or in connection with any prepetition debt purchases or exchanges by Prepetition Secured Parties. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 10.03, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by this Section 10.03; (c) in the best interests of the Debtors, their Estates and all holders of Claims and Equity Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 10.03 from asserting any claim or Cause of Action released by this Section 10.03.

Section 10.04.                  Exculpation

Effective as of the Effective Date and to the fullest extent authorized by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement; provided, further, that the foregoing “Exculpation” shall have no effect on the liability of any Exculpated Party to the extent determined in a Final Order to have resulted from actual fraud, gross negligence or willful misconduct of such Exculpated Party; provided, further, that the foregoing “Exculpation” shall be deemed to include any and all claims and Causes of Action arising before the Effective Date which may be asserted against any Exculpated Party or their respective predecessors, successors and assigns, and current and former shareholders, affiliates, subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants, in each case in their capacity as such, at any time, including (without limitation) arising from, related to, or in connection with any prepetition debt purchases or exchanges by the Prepetition Secured Parties. The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Section 10.05.                  Injunction

Except as otherwise provided herein or in the Confirmation Order, from and after the Effective Date and to the fullest extent authorized by applicable law, all Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined and forever barred from taking any of the following actions against, as applicable, the Released Parties, the Debtors, the Reorganized Debtors, and/or the Exculpated Parties and their respective properties and Assets: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Claims or Equity Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order on account of or in connection with or with respect to any such Claims or Equity Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind on account of or in connection with or with respect to any such Claims or Equity Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released, exculpated or settled pursuant to the Plan.

Section 10.06.                  Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Debtor or Reorganized Debtor, as applicable, or any Entity with which a Debtor or Reorganized Debtor has been or is associated, solely because such Debtor or Reorganized Debtor was a debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor or Reorganized Debtor was granted a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

Section 10.07.                  Release of Liens

Except as otherwise provided herein, in the Confirmation Order, or in any contract, instrument, release or other agreement or document created pursuant to or as contemplated under this Plan, on the Effective Date all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Debtors’ Estates shall be fully released, settled and discharged, and all of the rights, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Debtors or the Reorganized Debtors, as applicable.

Section 10.08.                  Cancellation of Securities and Notes Against the Debtors

So long as the treatments provided for herein, and the distributions contemplated thereby, are effectuated or made, on the Effective Date, but subject to this Section 10.08 and the introductory paragraph to ARTICLE III, each of (a) the DIP Loan Documents; (b) the First Lien Senior Notes; (c) the Second Lien Senior Notes; (d) the 8.875% Senior Notes; (e) the PIK

Toggle Notes; (f) the Equity Interests in the Debtors; and (g)  any other notes, bonds, indentures, certificates or other instruments or documents evidencing or creating any Claims or Equity Interests that are Impaired by this Plan, shall be cancelled and deemed terminated and satisfied and discharged solely with respect to the Debtors, and the holders thereof shall have no further rights or entitlements in respect thereof against the Debtors or the Reorganized Debtors, except the rights to receive the distributions, if any, to which the holders thereof are entitled under this Plan.

ARTICLE XI
MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN

Section 11.01.                  Modification of the Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules and with the consent of the DIP Lenders and the Restructuring Support Parties, to amend or modify this Plan before the entry of the Confirmation Order. After entry of the Confirmation Order, the Debtor(s) may, with the consent of the DIP Lenders and the Restructuring Support Parties amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Section 11.02.                  Revocation or Withdrawal of the Plan

The Debtors reserve the right, with the consent of the DIP Lenders and the Restructuring Support Parties, to revoke or withdraw this Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur with respect to the Plan, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto shall be null and void in all respects; and (c) nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other Entity in any respects.

ARTICLE XII
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date for the Plan, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to:

(i)

allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

(ii)	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

(iii)	resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease (including Cure Costs);

(iv)	ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

(v)

decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(vi)

enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan, the Disclosure Statement [and the Exit Facility];

(vii)	enter and enforce any order related to or otherwise in connection with any sale of property by the Debtors pursuant to sections 363 or 1123 of the Bankruptcy Code;

(viii)	decide or resolve any Causes of Action arising under the Bankruptcy Code, including, without limitation, Avoidance Actions and Claims under sections 362, 510, 542 and 543 of the Bankruptcy Code;

(ix)

resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan, or any Person’s or Entity’s obligations incurred in connection with this Plan;

(x)

issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan, except as otherwise provided herein;

(xi)

resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in ARTICLE X of this Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

(xii)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(xiii)

determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, [the Exit Facility] or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan or the Disclosure Statement;

(xiv)	enter order(s) and/or Final Decree(s) concluding the Chapter 11 Cases;

(xv)	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(xvi)	consider any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order; and

(xvii)	hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

Section 13.01.                  General Settlement of Claims

Unless otherwise set forth in this Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, on the Effective Date, the provisions of this Plan constitute a good-faith compromise and settlement of all Claims against and Equity Interests in the Debtors.

Section 13.02.                  Preservation of Causes of Action Not Expressly Released

The Debtors or the Reorganized Debtors, as applicable, retain all rights to commence and pursue, as appropriate, any and all claims or Causes of Action of the Debtors or the Reorganized Debtors, as applicable, whether arising before or after the Petition Date, in any court or other tribunal including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases, other than Avoidance Actions or any Causes of Action released under this Plan. The failure to list any potential or existing claims or Causes of Action is not intended to limit the rights of the Debtors or the Reorganized Debtors, as applicable, to pursue any claims or Causes of Action not listed or identified.

Unless a claim or Cause of Action against a Creditor or other Person or Entity is expressly waived, relinquished, released, compromised or settled in this Plan or any Final Order, the Debtors or the Reorganized Debtors, as applicable, expressly reserve such claim or Cause of Action for later adjudication for and on behalf of the Debtors or the Reorganized Debtors, as applicable (including, without limitation, claims and Causes of Action not specifically identified or which Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those which the Debtors now believe to exist). No preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such claims or Causes of Action upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except where such claims or Causes of Action have been released in this Plan or other Final Order. In addition, the Debtors or the Reorganized Debtors, as applicable, and their successor entities under this Plan expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors or the Reorganized Debtors, as applicable, are a defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

Except as otherwise provided in this Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Causes of Action that the Debtors or the Reorganized Debtors, as applicable, may hold against any Person, shall vest as of the Effective Date in the Reorganized Debtors, and the Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such claims, rights or Causes of Action without the consent or approval of any third party and without any further order of court.

Delivery (by any means) of this Plan or Disclosure Statement to any Person to whom the Debtors or the Reorganized Debtors, as applicable, have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or the Reorganized Debtors, as applicable, or a transfer of money or property of the Debtors or the Reorganized Debtors, as applicable, or who has transacted business with the Debtors or the Reorganized Debtors, as applicable, or leased equipment or property from the Debtors or the Reorganized Debtors, as applicable, shall constitute actual notice that such obligation, transfer, or transaction may be reviewed by the Debtors or the Reorganized Debtors, as applicable subsequent to the Effective Date and may, if appropriate, be the subject of an action after the Effective Date, whether or not: (a) such Person has filed a Proof of Claim in these Chapter 11 Cases; (b) such Person’s Proof of Claim has been objected to by the Debtors or the Reorganized Debtors, as applicable; (c) such Person’s Claim was included in Debtors’ Schedules; (d) such Person’s scheduled Claim has been objected to by the Debtors or the Reorganized Debtors, as applicable, or has been identified by the Debtors or the Reorganized Debtors, as applicable, as a Disputed Claim; or (e) such action falls within the list of affirmative Causes of Action in the Plan Supplement.

Section 13.03.                  Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under this Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment. Upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax, fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

Section 13.04.                  Elimination of Vacant Classes

Any Class of Claims or Equity Interests that is not populated as of the commencement of the Confirmation Hearing by an Allowed Claim or Equity Interest, or a Claim or Equity Interest that is temporarily allowed under Bankruptcy Rule 3018, shall be deemed eliminated from the Plan for purposes of: (a) voting to accept or reject the Plan; and (b) determining the acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 13.05.                  Intercompany Claims

On the Effective Date, or as soon as practicable thereafter, all Intercompany Claims between and among the Debtors shall be reinstated or compromised by the Reorganized Debtors, as applicable, consistent with the Reorganized Debtors’ business plan, and subject to the consent of the DIP Lenders and the Restructuring Support Parties.

Section 13.06.                  Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Equity Interests receiving distributions pursuant to the Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

Section 13.07.                  Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

Section 13.08.                  Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. Neither this Plan, any statement or provision contained in this Plan, nor any action taken or not taken by any Debtor or Reorganized Debtors, as applicable, with respect to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement, shall be or shall be deemed to be an admission or waiver of any rights of the Debtors or the Reorganized Debtors, as applicable, with respect to the holders of Claims or Equity Interests prior to the Effective Date.

Section 13.09.                  Notices

Except as otherwise set forth in this Plan, all notices or requests in connection with this Plan shall be in writing and will be deemed to have been given when received by personal delivery, facsimile, e-mail, overnight courier or first class mail and addressed to:

If to the Debtors:	Bracewell LLP Attn: Robert G. Burns, Robin J. Miles 1251 Avenue of Americas, 49th Floor New York, New York 10020 Facsimile: (800) 404-3970 Robert.Burns@bracewelllaw.com Robin.Miles@bracewelllaw.com
If to the DIP Lenders and/or the Restructuring Support Parties	Davis Polk & Wardwell LLP Attn: Damian S. Schaible, Darren S. Klein 450 Lexington Avenue New York, NY 10017 Fax: (212) 701-5580 damian.schaible@davispolk.com darren.klein@davispolk.com

Section 13.10.                  Term of Injunctions or Stay

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 13.11.                  Entire Agreement

Except as otherwise indicated, on the Effective Date, this Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which will have become merged and integrated into this Plan on the Effective Date. To the extent the Confirmation Order is inconsistent with this Plan, the Confirmation Order shall control for all purposes.

Section 13.12.                  Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the

Claims and Solicitation Agent’s website at [•] or the Bankruptcy Court’s website at www.deb.uscourts.gov.

Section 13.13.                  Severability

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to this Plan; and (c) non-severable and mutually dependent.

Section 13.14.                  Substantial Consummation

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Dated: [•], 2016
Wilmington, Delaware

VENOCO, INC.
DENVER PARENT CORPORATION
ELLWOOD PIPELINE, INC.
WHITTIER PIPELINE CORPORATION
TEXCAL ENERGY (GP) LLC

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer of Venoco, Inc.

TEXCAL ENERGY (LP) LLC

By: VENOCO, INC., its Manager

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer of Venoco, Inc.

TEXCAL ENERGY SOUTH TEXAS, L.P.

By: TEXCAL ENERGY (GP) LLC, as general partner

By:	/s/ Mark A. DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer of Venoco, Inc.

[Signature Page to Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code]

Exhibit B

Execution Version

DIVESTMENT LETTER AGREEMENT

This Divestment Letter Agreement (this “Agreement”) is dated as of March 17, 2016 (the “Execution Date”), by and between Venoco, Inc., a Delaware Corporation (“Venoco”), and Timothy M. Marquez, an individual with an address of 1133 14th Street, Unit 4450, Denver, Colorado 80202 (“TMM”).  Venoco and TMM may sometimes be referred to herein together as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, reference is made to that certain Restructuring Support Agreement dated as of March 17, 2016, by and among:

(i)                                     Venoco, Denver Parent Corporation, Ellwood Pipeline, Inc., TexCal Energy (LP) LLC, Whittier Pipeline Corporation, TexCal Energy (GP) LLC and TexCal Energy South Texas, L.P.;

(ii)                                  each of the beneficial holders identified on the signature pages to the Restructuring Support Agreement or that becomes a party to the Restructuring Support Agreement by executing and delivering a Transferee Joinder (as defined therein) of outstanding notes issued pursuant to the Indenture, dated as of April 2, 2015, for the issuance of 12.00% Senior Notes due 2019 among Venoco, as issuer, the other Guarantors (as defined in such Indenture) party thereto, and U.S. Bank National Association, as indenture trustee under such Indenture; and

(iii)                               each of the beneficial holders identified on the signature pages to the Restructuring Support Agreement or that becomes a party to the Restructuring Support Agreement by executing and delivering a Transferee Joinder of outstanding notes issued pursuant to the Indenture, dated as of April 2, 2015, for the issuance of 8.875% Senior Notes due 2019 among Venoco, as issuer, the other Guarantors (as defined in such Indenture) party thereto, and U.S. Bank, as indenture trustee under such Indenture (such Restructuring Support Agreement shall be referred to herein as the “RSA”).

WHEREAS, prior to the date hereof Venoco has applied with the California State Lands Commission (the “SLC”) to expand the boundary of the Subject Lease as reflected in the Ellwood Lease Adjustment to Existing Easterly Boundary of PRC 3242.1, as described in Venoco’s submission to the SLC on June 30, 2014 (as amended by its subsequent submissions with respect thereto) (the “Elwood LLA”).

WHEREAS, pursuant to the RSA, Venoco has agreed that upon the occurrence of the LLA Approval Date (as hereinafter defined), it shall assign to TMM  a certain overriding royalty interest in the portion of Venoco’s leasehold interest covering the PRC 3242.1 Expansion Area (as hereinafter defined), as more particularly set forth in this Agreement and the documents to be executed pursuant hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the aforementioned, of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AGREEMENTS CONCERNING THE TRANSACTION

Section 1.1                                    Definitions.  For purposes of this Agreement, capitalized terms have the meanings provided in this Section 1.1, unless defined elsewhere in this Agreement.

(a)                                           “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.

(b)                                           “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

(c)                                            “Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

(d)                                           “Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

(e)                                            “LLA Approval Date” means the first day after the occurrence of all of the following:

(i)                                     all required Environmental Impact Reports for the Ellwood LLA, as required by the SLC, have been completed;

(ii)                                  the SLC Public Comment Periods for the draft Environmental Impact Reports for the Ellwood LLA has passed; and

(iii)                               Venoco has received final regulatory approval for the Ellwood LLA, which approval may include reasonable mitigation requirements, and pursuant to which Venoco may pursue a drilling permit with respect to the Ellwood LLA.

(f)                                             “Management LLA Override” means an overriding royalty interest in and to the oil, gas and other hydrocarbons produced, saved and sold from the portion of the Subject Lease included in the PRC 3242.1 Expansion Area, and the amount of which and other attributes,

2

limitations, terms and conditions of which are more particularly described in the Form of Assignment of Overriding Royalty Interest attached hereto as Exhibit A.

(g)                                            “Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(h)                                           “PRC 3242.1 Expansion Area” means the geographical area covering the additional lands added to the Subject Lease pursuant to the Elwood LLA as more particularly described on Schedule 1.1.

(i)                                               “Subject Lease” means that certain State Lands Commission, State of California Oil and Gas Lease, W.O. 5424 (Parcel 24), P.R.C. 3242.1 dated the 8th day of April, 1965 by and between the State of California, acting by and through the State Lands Commission and Richfield Oil Corporation, a Delaware corporation and SOCONY MOBIL OIL COMPANY, Inc., a New York Corporation (as such Oil and Gas Lease has been, and may hereafter be, amended from time to time).

Section 1.2                                    Conditions to Closing.  The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

(a)                                           the LLA Approval Date shall have occurred; and

(b)                                           the representations and warranties of the other Parties set forth in Article 2 shall be true and correct in all material respects (i) as of the Execution Date and (ii) as of the Closing Date as though made on and as of the Closing Date.

Section 1.3                                    Closing.

(a)                                           If the conditions set forth in Section 1.2 are met, the Parties shall consummate the transactions contemplated by this Agreement (the “Closing”) on or before the fifteenth (15th) day following the LLA Approval Date, unless the Parties agree in writing as to another date (the day on which the Closing actually occurs shall be referred to herein as the “Closing Date”).

(b)                                           At Closing, each of Venoco and TMM shall execute, acknowledge and deliver an Assignment of Overriding Royalty Interest in a form substantially identical to Exhibit A attached hereto (the “Management LLA Override Assignment”) to transfer the Management LLA Override to TMM;.

Section 1.4                                    Further Assurances.  Each of the Parties hereby agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party, or which are reasonably necessary to successfully consummate the transactions contemplated by this Agreement.

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Section 1.5                                    Termination.

(a)                                           This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(i)                                     by mutual written consent of the Parties; or

(ii)                                  automatically, if the Closing has not occurred by December 18, 2018 (the “Automatic Termination Date”) provided, if Venoco withdraws the Elwood LLA application from the review or approval process or delays or suspends the review or approval process, ( each a “Suspension”), the Automatic Termination Date shall be extended by adding thereto the same number of days as the number of days in any such Suspension.

(b)                                           In the event that the Closing does not occur as a result of this Agreement being terminated pursuant to this Section 1.5, then, except for the provisions of Section 1.1, this Section 1.5, Article 3, Article 4 and Article 5 (other than Section 5.12), this Agreement shall thereafter be null and void, and the Parties shall be mutually released from any further obligation or liability under this Agreement except for any obligation or liability accrued prior to the date of such termination.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1                                    Representations and Warranties of Venoco.  Venoco represents and warrants to TMM, as of the Execution Date and as of the Closing Date, the following:

(a)                                           Venoco is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

(b)                                           Venoco has the power to enter into and perform this Agreement (and all documents required to be executed and delivered by Venoco at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)                                            The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Venoco at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Venoco.  This Agreement has been duly executed and delivered by Venoco (and all documents required to be executed and delivered by Venoco at Closing shall be duly executed and delivered by Venoco), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Venoco, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                           The execution, delivery and performance of this Agreement by Venoco, and the consummation of the transactions contemplated by this Agreement shall not (i) violate

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any provision of the certificate of incorporation or bylaws, as applicable, of Venoco, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Venoco is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Venoco as a party in interest, or (iv) violate any Laws applicable to Venoco, except any matters described in clauses (ii), (iii), or (iv) above which would not have a material adverse effect on Venoco or its properties.

(e)                                            TMM shall not, directly or indirectly, have any responsibility, liability, or expense as a result of the undertakings or agreements of Venoco prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 2.2                                    Representations and Warranties of TMM.  TMM represents and warrants to Venoco, as of the Execution Date and as of the Closing Date, the following:

(a)                                           TMM has all requisite and legal capacity to enter into and perform this Agreement (and all documents required to be executed and delivered by TMM at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).  The correct marital status for TMM is married.

(b)                                           This Agreement has been duly executed and delivered by TMM (and all documents required to be executed and delivered by TMM at Closing shall be duly executed and delivered by TMM), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of TMM, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                            The execution, delivery and performance of this Agreement by TMM, and the consummation of the transactions contemplated by this Agreement shall not (i)  result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which TMM is a party or by which it is bound, (ii) violate any judgment, order, ruling, or decree applicable to TMM as a party in interest, or (iii) violate any Laws applicable to TMM, except any matters described in clauses (i), (ii) or (iii) above which would not have a material adverse effect on TMM or its properties.

(d)                                           Venoco shall not, directly or indirectly, have any responsibility, liability, or expense as a result of the undertakings or agreements of TMM prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

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Section 2.3                                    Disclaimer.  EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE 2, IN THE RSA, OR IN ANY DOCUMENTS TO BE EXECUTED PURSUANT HERETO OR THERETO, (I) VENOCO MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) VENOCO EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO TMM (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO TMM BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF VENOCO OR ANY OF ITS AFFILIATES). WITHOUT LIMITING THE FOREGOING, EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE 2, IN THE RSA, OR IN ANY DOCUMENTS TO BE EXECUTED PURSUANT HERETO OR THERETO, EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (I) TITLE TO THE SUBJECT LEASE, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OR OTHER INFORMATION MADE AVAILABLE TO THE OTHER PARTIES RELATED TO THIS AGREEMENT, THE RSA OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE SUBJECT LEASE, (IV) THE RIGHTS OF ANY PARTY TO MAINTAIN FACILITIES ON OR WITH RESPECT TO THE SUBJECT LEASE FOR ANY PERIOD OF TIME; (V) THE ABILITY OF THE SUBJECT LEASE TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (VI) ANY ESTIMATES OF THE VALUE OF THE SUBJECT LEASE OR FUTURE REVENUES GENERATED BY ANY INTEREST IN THE SUBJECT LEASE, (VII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE OTHER PARTIES OR, IF APPLICABLE, THEIR AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RSA OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE 2, IN THE RSA, OR IN ANY DOCUMENTS TO BE EXECUTED PURSUANT HERETO OR THERETO, THE INTERESTS IN THE SUBJECT LEASE BEING TRANSFERRED BY VENOCO ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.

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ARTICLE 3
INDEMNITY OBLIGATIONS

Section 3.1                                    Venoco’s Indemnity Obligation.  From and after the date hereof, Venoco shall indemnify, defend and hold TMM harmless from any and all damages, liabilities, claims and causes of action of every kind or character (including reasonable expenses and attorney’s fees) arising out of or in connection with a breach of any of Venoco’s representations and warranties, contained in Section 2.1 of this Agreement, EVEN IF SUCH EXPENSES, ATTORNEY’S FEES, DAMAGES, LIABILITIES, CLAIMS, OR CAUSES OF ACTION ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PERSON INDEMNIFIED HEREUNDER, AN INVITEE, OR A THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PERSON INDEMNIFIED HEREUNDER, excluding, however, in each case any and all expenses, attorney’s fees, damages, liabilities, claims and causes of action of every kind or character for which TMM would be required to indemnify Venoco under Section 3.2.

Section 3.2                                    TMM’s Indemnity Obligation.  From and after the date hereof, TMM shall indemnify, defend and hold Venoco, any of its Affiliates and its and their respective officers, directors, managers, partners, employees, and agents harmless from any and all damages, liabilities, claims and causes of action of every kind or character (including reasonable expenses and attorney’s fees) arising out of or in connection with a breach of any of TMM’s representations and warranties, contained in Section 2.2 of this Agreement, EVEN IF SUCH EXPENSES, ATTORNEY’S FEES, DAMAGES, LIABILITIES, CLAIMS, OR CAUSES OF ACTION ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PERSON INDEMNIFIED HEREUNDER, AN INVITEE, OR A THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PERSON INDEMNIFIED HEREUNDER.

ARTICLE 4
CLAIMS AND DISPUTES

Section 4.1                                    Governing Law; Jurisdiction; Venue; Jury Waiver.  This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the Laws of the State of California without regard to principles of conflicts of law that would refer construction of such provisions to the laws of another jurisdiction.  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of California or California state courts located in Santa Barbara County, California with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim will be instituted exclusively in the United States District Court for the Western Division of the Central District of California or if such jurisdiction is not available, California state courts located in Santa Barbara County, California.  Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered

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mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.2.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of California for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement.  The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1                                    Counterparts; Electronic Execution.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.  The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission of an executed signature page to this Agreement (including scanned documents delivered by email), which shall be binding upon all Parties the same as an original hand executed signature page.

Section 5.2                                    Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, but excluding an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day.  All notices shall be addressed as follows:

If to Venoco:
Venoco, Inc.
370 17th Street, Suite 3900
Denver, CO 80202
Attention:	Brian E. Donovan
Telephone:	(303) 600-2911
Facsimile:	(303) 626-8315
Email: be.donovan@venocoinc.com

If to TMM:
Timothy M. Marquez
1133 14th St. Unit 4450
Denver, CO 80202
Telephone:	(303) 263-9183
Email:	TMarquez@venocoinc.com

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Each Party may change its address for notice by notice to the other Parties in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by each Party to which such notice is addressed.

Section 5.3                                    Captions.  The captions in this Agreement are for convenience only and shall not be considered to be a part of or affect the construction or interpretation of any provision of this Agreement.

Section 5.4                                    Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of, or consent to change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5.5                                    Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Parties, and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

Section 5.6                                    Entire Agreement.  This Agreement, the RSA, and the documents to be executed hereunder and thereunder, and the Exhibits and Schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior arrangements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 5.7                                    Limitation on Damages.  Notwithstanding anything to the contrary contained herein, no Party or any of its Affiliates, or its and their respective officers, directors, managers, partners, employees, and agents shall be entitled to consequential, special, punitive, indirect, exemplary, remote or speculative damages, or damages for lost profits or loss of business opportunity of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder, and each Party, for itself and on behalf of its Affiliates, and its and their respective officers, directors, managers, partners, employees, and agents, hereby, subject to the immediately preceding sentence, expressly waives any right to consequential, special, punitive, indirect, exemplary, remote or speculative damages, or damages for lost profits or loss of business opportunity of any kind arising under or in connection with this Agreement or the transactions contemplated hereby.

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Section 5.8                                    Expenses.  Except as otherwise provided in this Agreement, the RSA and the documents to be executed pursuant hereunder and thereunder, (i) all expenses incurred by Venoco in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, brokers and financial advisers employed by Venoco, shall be borne solely and entirely by Venoco and (ii) all such expenses incurred by TMM shall be borne solely and entirely by TMM.

Section 5.9                                    Amendments and Severability.  No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, expressly designated as an amendment or modification, and signed by each of the Parties.  If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

Section 5.10                             Time of the Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York, United States of America (a “Business Day”) (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day

Section 5.11                             Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, the Parties’ sole and exclusive remedy against each other with respect to the transactions contemplated by this Agreement, the RSA and the documents to be executed pursuant hereunder and thereunder shall be pursuant to the express provisions of this Agreement, the RSA and the documents to be executed pursuant hereunder and thereunder.

Section 5.12                             Survival.  If the Closing occurs, the provisions of this Agreement shall survive for the applicable statute of limitations.

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IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties as of the date first above written.

Venoco, Inc.

By:	/s/ Scott M. Pinsonnault
Name:	Scott M. Pinsonnault
Title:	Chief Financial Officer and Chief Restructuring Officer

Timothy M. Marquez

By:	/s/ Timothy M. Marquez

Signature Page to Divestment Letter Agreement

Schedule 1.1

PRC 3242.1 Expansion Area

[See Attached]

Schedule 1.1 to Divestment Letter Agreement

Exhibit A

Form of Assignment of Overriding Royalty Interest for Management LLA Override

[See Attached]

Exhibit A to Divestment Letter Agreement

EXHIBIT C

Interim DIP Order

EXHIBIT D

Form of Transferee Joinder

This joinder (the “Transferee Joinder”) to the Restructuring Support Agreement, dated as of March 17, 2016 (the “Agreement”), among: (i) Venoco, Inc., Denver Parent Corporation, Ellwood Pipeline, Inc., TexCal Energy (LP) LLC, Whittier Pipeline Corporation, TexCal Energy (GP) LLC and TexCal Energy South Texas, L.P.; (ii) the Consenting First Lien Noteholders; and (iii) the Consenting Second Lien Noteholders, is executed and delivered by [                ] (the “Joining Party”) as of [                ]. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1.                                      Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties.

2.                                      Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the First Lien Notes and/or the Second Lien Notes identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 13 of the Agreement to each other Party.

3.                                      Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.                                      Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

Joining Party

Attn:

Address:

Fax:

Email:

[Signatures and annex follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

JOINING PARTY

Holdings: $ of First Lien Notes

Holdings: $ of Second Lien Notes

Holdings: $ of Other Debt

[Signature page to transferee joinder]